AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 2004

                                                      Registration No. _________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          AMENDMENT NO. 2 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

        COLORADO                             MAXIMUM DYNAMICS, INC.                          84-1556886
(State of Incorporation)              (Name of Registrant in Our Charter)     (I.R.S. Employer Identification No.)

                                                                                             ERIC MAJORS
  2 NORTH CASCADE, SUITE 1100                       8742                              2 NORTH CASCADE, SUITE 1100
COLORADO SPRINGS, COLORADO 80903                  --------                           COLORADO SPRINGS, COLORADO 80903
       (719) 381-1728                   (Primary Standard Industrial                       (719) 381-1728
(Address and telephone number of        Classification  Code  Number)           (Name, address and telephone number of
  Principal Place of Business)                                                              agent for service)
                                                  COPIES TO:
                                            Clayton E. Parker, Esq.
                                          Kirkpatrick & Lockhart LLP
                                     201 S. Biscayne Boulevard, Suite 2000
                                             Miami, Florida 33131
                                                (305) 539-3300
                                        Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.|X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|

                                              CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                                          PROPOSED MAXIMUM
                                                                         PROPOSED MAXIMUM    AGGREGATE        AMOUNT OF
           TITLE OF EACH CLASS OF                   AMOUNT TO BE          OFFERING PRICE      OFFERING       REGISTRATION
        SECURITIES TO BE REGISTERED                  REGISTERED            PER SHARE(1)       PRICE(1)           FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                           38,832,489(2)             $0.18         $7,205,848       $885.61(3)
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of June 10, 2004.

(2) Of the 38,832,489 shares of common stock being registered, 15,000,000 are being registered under the Standby Equity Distribution Agreement, 1,050,000 are being registered as a commitment fee under the Standby Equity Distribution Agreement 17,361,111 are being registered under convertible debentures and 5,421,378 are being registered by other shareholders.

(3)      This fee has previously been paid.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                    Subject to completion, dated August 25, 2004

                             MAXIMUM DYNAMICS, INC.
                        38,832,489 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to 38,832,489 shares of Maximum Dynamics' common stock by certain persons who are, or will become, stockholders of Maximum Dynamics. Please refer to "Selling Stockholders" beginning on page 10. Of these shares being offered:

         o        15,000,000   shares  are  issuable   under  a  Standby  Equity
                  Distribution Agreement;

         o 1,050,000 shares were issued as a commitment fee under the Standby Equity Distribution Agreement;

         o        17,361,111 are issuable under convertible debentures; and

         o        5,421,378 are currently held by other stockholders.

         Upon  issuance,   the  15,000,000   shares  under  the  Standby  Equity
Distribution   Agreement   would   equal   15.13%   of  the   Maximum   Dynamics
then-outstanding shares.

         Maximum Dynamics is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Maximum Dynamics will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement. All costs associated with this registration will be borne by Maximum Dynamics.

         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On June 10, 2004, the last reported sale price of our common stock was $0.18 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "MXDY." These prices will fluctuate based on the demand for the shares of common stock.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners, L.P. will pay Maximum Dynamics 93% of, or a 7% discount to, the lowest closing bid price of the common stock during the 5 consecutive trading-day period immediately following the notice date.

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5.

         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is August ___, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION.....................................3
RISK FACTORS...................................................................7
FORWARD-LOOKING STATEMENTS....................................................12
SELLING STOCKHOLDERS..........................................................13
USE OF PROCEEDS...............................................................18
DILUTION......................................................................19
STANDBY EQUITY DISTRIBUTION AGREEMENT.........................................20
PLAN OF DISTRIBUTION..........................................................21
MANAGEMENT'S DISCUSSION AND ANALYSIS..........................................23
DESCRIPTION OF BUSINESS.......................................................29
MANAGEMENT....................................................................43
DESCRIPTION OF PROPERTY.......................................................47
LEGAL PROCEEDINGS.............................................................47
PRINCIPAL STOCKHOLDERS........................................................48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................49
DESCRIPTION OF SECURITIES.....................................................52
EXPERTS.......................................................................54
LEGAL MATTERS.................................................................54
HOW TO GET MORE INFORMATION...................................................54
PART II  ...................................................................II-1
EXHIBIT 5.1................................................................5.1-1
FINANCIAL STATEMENTS.........................................................F-1

         Our audited financial statements for the fiscal year ended December 31, 2003, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

         Maximum Dynamics, Inc. was incorporated on August 23, 2000 in Colorado. In August 2000, we secured a five-year exclusive license of a software system from Europa Global, Inc., or Europa, a non-U.S. technology company in exchange for 2,000,000 shares of Common Stock as an upfront payment for the five-year exclusive license of the software system. Europa initially developed the software system before licensing it to us, where we continued development of the software under the name Datalus. In February 2004, we purchased the Datalus software from Europa Global, Inc. in exchange for 2,000,000 shares of our common stock. Included with the software purchase was the platform, all associated technology and proprietary rights to the Datalus software.

         We initially designed Datalus to be a web-based software system we would utilize for the fund administration for fund managers. Because it automates so many processes, we believe it allows us to provide a service for fund managers with three critical value propositions: lower overhead, computation and tracking, and security/control. While it is our plan to continue to offer fund administration services utilizing Datalus, we have spent the last nine months incorporating other software and technology. We believe that our new system enables us to take virtually any business process and automate through the customization of workflows.

         As a result of this new platform and as we have grown and expanded, we have increased our scope and focus beyond fund administration to become a projects management services company. To that end, we utilize a fully functional back office and global operations center located in Cape Town, South Africa to manage business projects in four continents. Currently, Maximum Dynamics manages 26 projects as direct project managers, relationship managers or deal brokers. These projects include mobile logistics and tracking (TagNet), mobile commerce (M.POS), village banking, business process management, enterprise application integration, supply chain management and procurement, back office services, wireless Internet communications in urban and rural settings, commodities trading, energy and alternative fuel, and economic development businesses.

         As opportunities have emerged, we have pursued them through partnerships, joint ventures and acquisitions. Through this growth, we have built a large base of infrastructure, technology solutions, back office services, and business management resources. Taking this infrastructure and our projects management model collectively, we then choose to manage projects that must meet strict criteria. We identify and research products and services that are introduced to us or that we identify to enhance other projects on which we are already working. Because of our deal flow and network of partners, we have built a business model wherein we focus on owning the customer relationship and then providing the solution needed for that customer. As a result, we pick projects that complement, enhance or support other projects we have, thereby achieving economies of scale from the perspective of resources required to service the solution while at the same time providing in some cases a one-stop shop for the customer. The projects are managed either by Maximum Dynamics, one of its subsidiaries, joint venture or strategic partners.

GOING CONCERN

         The Company's auditors stated in their reports on the financial statements of the Company for the years ended December 31, 2003 and 2002 that there is substantial risk associated with the Company's ability to continue as a going concern.

                                    ABOUT US

         Maximum  Dynamics'  principal  place of  business is located at 2 North
Cascade Avenue, Suite 1100, Colorado Springs, Colorado 80903. Our telephone number is (719) 381-1728. Our global operations center is located at Unit 6, College Park, Parklands, 7441, South Africa and our phone number there is +27.21.556.1155. We have offices in Mexico City, Mexico, Copenhagen, Denmark, Hong Kong and Beijing, China. The office space in Mexico City, Hong Kong and Beijing is provided to us by strategic partners in the respective cities. The office space in Copenhagen is provide to us by our 89% owned subsidiary, TagNet International.

                                  THE OFFERING

         This offering relates to the sale of 38,832,489 shares of common stock by certain stockholders, including Cornell Capital Partners, L.P. and Newbridge Securities Corporation. Cornell Capital Partners will acquire the shares being offered in this prospectus: (i) upon conversion of outstanding debentures and
(ii) pursuant to a Standby Equity Distribution Agreement. The terms of these are summarized below:

         CONVERTIBLE DEBENTURES. On April 22, 2004, Cornell Capital Partners entered into a Securities Purchase Agreement with Maximum Dynamics under which Cornell Capital Partners agreed to purchase a total of $500,000 of convertible debentures. Cornell Capital Partners purchased $200,000 of convertible debentures on April 22, 2004, is required to purchase $175,000 upon the filing of this registration statement and $125,000 upon the Securities and Exchange Commission declaring this registration statement effective. The convertible debentures are convertible into shares of common stock at a price equal to the lower of: (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. As a result, the highest conversion price is $0.27 as a result of the closing bid price of $.0225 on April 22, 2004. The convertible debentures are secured by all of Maximum Dynamics' assets. The debentures have a three year maturity and accrue interest at a rate of 5%.

          STANDBY EQUITY DISTRIBUTION AGREEMENT. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $10.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $140,000 every 7 trading days. Cornell Capital Partners will pay us 93% of, or a 7% discount to, the lowest closing bid price of the common stock during the 5 consecutive trading days immediately following the notice date. We have paid Cornell Capital Partners a one-time commitment fee of $290,000, payable by the issuance of 1,050,000 shares of common stock. The 7% discount includes 4% of each advance under the Standby
Equity Distribution Agreement that is retained by Cornell Capital Partners. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement.

         We have engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of $10,000, payable by the issuance of 38,461 shares of our common stock. Newbridge Securities Corporation is not participating as an underwriter in this offering.

COMMON STOCK OFFERED                                38,032,489 shares by selling stockholders

OFFERING PRICE                                      Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING        84,110,294 shares as of August 6, 2004

USE OF PROCEEDS                                     We will not  receive any  proceeds  from
                                                    the  shares   offered  by  the   selling
                                                    stockholders.  Any  proceeds  we receive
                                                    from the sale of common  stock under the
                                                    Standby  Equity  Distribution  Agreement
                                                    will be used for general working capital
                                                    purposes. See "Use of Proceeds."

RISK FACTORS                                        The securities  offered hereby involve a
                                                    high   degree  of  risk  and   immediate
                                                    substantial dilution. See "Risk Factors"
                                                    and "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL              MXDY

1 Excludes debentures convertible into up to 1,388,889 shares of common stock (assuming a conversion price equal to 80% of $0.18 for $200,000 of convertible debentures and up to 15,000,000 shares of common stock to be issued under the Equity Distribution Agreement.

              SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION

      The summary financial information set forth below is derived from and should be read in conjunction with our condensed consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                                                    SIX MONTHS ENDED JUNE 30,
                                                 -------------------------------
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS     2004                 2003
                                                 ------------      ------------
Revenue                                          $    363,143      $    117,973

  Cost of Revenue                                      73,370            38,657
  Stock based compensation                          1,489,000           127,250
  Selling, general and administrative                 683,206           193,342
  Contributed services                                     --           109,725
  Depreciation and amortization                        95,166           265,575
                                                 ------------      ------------

    Total operating expenses                        2,340,742           734,549

Operating loss                                     (1,977,599)         (616,576)

  Gain on forgiveness of debt                         426,900                --
  Gain on collection of receivables
    previously written off                             95,500                --
  Interest Expense                                      9,737           215,961
  Loss before income taxes and
    minority interest                              (1,464,936)         (832,537)
                                                 ------------      ------------

Income tax provision                                       --                --
                                                 ------------      ------------

Loss before minority interest                      (1,464,936)         (832,537)

Minority interest in income of
  consolidated subsidiaries                                --                --
                                                 ------------      ------------

Net loss                                         $ (1,464,936)     $   (832,537)
                                                 ============      ============

Basic and diluted loss per share                 $      (0.02)     $      (0.02)
                                                 ============      ============

Weighted average common shares outstanding         76,213,142        31,494,167
                                                 ============      ============

                                                                        YEARS ENDED DECEMBER 31,
                                                                      ----------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS                                    2003             2002
                                                                      -----------      -----------
Revenue                                                               $   211,598      $    95,300
                                                                      -----------      -----------
Selling, general and administrative                                       361,518           77,069
Other general expenses:
         Stock-based compensation:
                  Employee services                                       702,500               --
                  Consulting services                                     816,250          240,000
         Contributed services                                             205,580          181,875
         Contributed rent                                                      --            1,500
         Consulting, related parties                                           --           17,600
         Distribution rights                                              100,000               --
         Asset impairment charges                                         710,458               --
         Goodwill impairment charges                                    1,018,999               --
         Depreciation and amortization                                    801,502           24,889
                                                                      -----------      -----------
         Total operating expenses                                     $ 4,717,077      $   542,933
                                                                      -----------      -----------

                  Operating loss                                      $(4,505,479)     $  (447,633)

         Gain on forgiveness of debt                                       50,000               --
         Interest expense                                                (353,898)          (1,872)
                                                                      -----------      -----------

                  Loss before income taxes and minority interest      $(4,809,377)     $  (449,505)

         Income tax provision                                                  --               --

                  Loss before minority interest                       $(4,809,377)     $  (449,505)

         Minority interest in income of consolidated subsidiaries         (12,898)              --
                                                                      -----------      -----------

                  Net loss                                            $(4,822,275)     $  (449,505)
                                                                      ===========      ===========

                             MAXIMUM DYNAMICS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                  JUNE 30, 2004

                                     ASSETS

Current assets:
  Cash                                                         $    18,705
  Accounts receivable                                               72,161
  Employee advances                                                  6,154
  Inventory                                                        135,112
                                                               -----------

Total current assets                                               232,132

  Property and Equipment                                           170,656
  Accumulated depreciation                                         (69,463)
  Intangible assets                                                531,950
  Accumulated amortization                                         (74,669)
  Other assets                                                      53,424
                                                               -----------

Total assets                                                   $   844,030
                                                               ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts and notes payable                                   $   444,799
  Other current liabilities                                          1,781
                                                               -----------
    Total current liabilities                                      446,580
                                                               -----------

  Convertible debentures (Note 4)                                  200,000
                                                               -----------
    Total liabilities                                              646,580
                                                               -----------

Minority interest                                                   (6,263)

Shareholder's equity:
  Common stock                                                   6,462,633
  Additional paid-in capital                                       579,892
  Retained deficit                                              (6,841,254)
  Accumulated other comprehensive income:
  Cumulative translation adjustment                                  2,442
                                                               -----------

    Total shareholders' equity                                     203,713
                                                               -----------

                                                               $   844,030
                                                               ===========

                             MAXIMUM DYNAMICS, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003

                                                              DECEMBER 31,
CONSOLIDATED BALANCE SHEETS                                       2003
                                                               -----------
Cash                                                           $    26,417
Accounts receivable                                                  4,888
Employee advances                                                      169
                                                               -----------
                                                                    31,474
                                                               -----------
         Total current assets

Investment in E-SAP                                                     --
Property and equipment, net                                         94,197
Intangible assets:
         Intellectual property, net                                219,834
         License rights, net                                        15,333
                                                               -----------

                                                               $   360,838
                                                               ===========

Accounts payable and accrued liabilities                       $    94,543
Notes payable                                                      401,667
Accrued interest                                                   326,981
                                                               -----------

         Total current liabilities                             $   823,191
                                                               -----------

Minority interest                                                   18,986
                                                               -----------

Common stock                                                     4,542,719
Additional paid-in capital                                         573,225
Retained deficit                                                (5,597,547)
Cumulative translation adjustment                                      264
                                                               -----------

         Total stockholders' equity                            $  (481,339)
                                                               -----------

                                                               $   360,838
                                                               ===========

                                  RISK FACTORS

         WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE WHICH MAY CAUSE US TO CEASE OPERATIONS

         For the six months ended June 30, 2004 and 2003, we lost $1,464,936 and $832,537, respectively. For the year ended December 31, 2003, we lost $4,822,275. Our retained deficit was $6,841,254 and $5,597,547 at June 30, 2004 and December 31, 2003, respectively. Future losses may occur.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL AND DEBT FUNDING TO SUSTAIN OPERATIONS

         To the extent that we cannot obtain cash in advance or dedicated financing for our products and generate sufficient profits on sales, we are reliant on either term debt financing or sale of equity to obtain cash to pay our employees and suppliers. Thus unless we can become profitable, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales.

         Since inception, we have relied on external financing to fund our operations. Such financing has historically come from a combination of borrowings and the sale of common stock to related and third parties. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to scale back our business operations. Any of these events could be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital from either the equity market or from debt sources to fund our operating costs, current liabilities and anticipated future expansion.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION AS OF DECEMBER 31, 2003 AND DECEMBER 31, 2002 FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

         Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our consolidated financial statements for the years ended December 31, 2003 and 2002, which states that our ability to continue as a going concern depends upon our ability to obtain financing to fund working capital requirements. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Based on our current budget assessment, and excluding any acquisitions which may occur in 2004, we believe that we may need to obtain approximately $2 million in additional debt or equity capital from one or more sources to fund operations for the next 12 months. These funds are expected to be obtained from the sale of securities, including the sale of stock under the Standby Equity Distribution Agreement.

UPON A DEFAULT ON OUR OUTSTANDING CONVERTIBLE DEBENTURES, THE HOLDERS MAY FORECLOSE ON OUR ASSETS WHICH HAVE BEEN PLEDGED TO THE HOLDER AS SECURITY FOR THE CONVERTIBLE DEBENTURES

         Our Company granted to the holders of our Convertible Debentures a security interest in substantially all of our assets. If our Company were to default on the Convertible Debentures, then the holders of the Convertible Debentures have the ability to foreclose on the security interest. In such event, our Company's assets would be sold and the proceeds of such sale would be used to repay the amounts owed on the Convertible Debentures.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

         Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

         o        With a price of less than $5.00 per share;

         o        That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of key executives, including Eric R. Majors, our Chief Executive Officer; Joshua N. Wolcott, our Chief Financial Officer; Paul Stabnow, our Chief Technology
Officer,  Franco Maccioni,  our Managing  Director of Maximum  Dynamics,  Inc SA
(Pty), Ltd. (formerly Unilogic Solutions (Pty), Ltd) and Johannes Clausen, our Managing Director of TagNet International A/S (formerly Maseco Denmark A/S). The loss of the services of the above executives could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on any of our executives. We also have a number of key employees that manage our operations and, if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. In addition we need to attract additional high quality sales and consulting personnel. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

IF WE FAIL TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, OUR PRODUCTS COULD BECOME LESS COMPETITIVE OR OBSOLETE

         The market for our two main projects, mobile logistics and mobile commerce technology solutions and services, is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, intense competition and frequent new product introductions. If we fail to source distribution agreements for saleable products or modify or improve our own products in response to changes in technology or industry standards, our product offerings could rapidly become less competitive or obsolete. A portion of our future success will depend, in part, on our ability to:

         o enhance and adapt current software products and develop new products that meet changing customer needs;

         o adjust the prices of technology applications to increase customer demand;

         o        successfully advertise and market our products; and

         o influence and respond to emerging industry standards and other technological changes.

         We need to respond to changing technology and industry standards in a reasonably timely and cost-effective manner. We may not be successful in effectively using new technologies, developing new products or enhancing our existing product lineup on a timely basis. Our pursuit of necessary technology may require time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that give us a profit margin with which to actively pursue reselling these products. Finally, we may not succeed in adapting various products to new technologies as they emerge.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 84,110,294 shares of common stock shown as outstanding as of June 10, 2004, 33,494,200 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 50,616,094 shares of common stock that will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT

         The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, at June 30, 2004, at an assumed offering price of $0.18 per share, the new stockholders would have experienced an immediate dilution in the net tangible book value of $0.1568 per share. Dilution per share at prices of $0.1350, $0.0900 and $0.0450 per share would be $0.1187, $0.0807 and $0.0426, respectively.

         As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

CORNELL CAPITAL PARTNERS UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT AND THE CONVERTIBLE DEBENTURES WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a total discount of 7% to the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline. This discount is comprised of a 3% discount to the purchase price and 4% retained by Cornell Capital.

         Pursuant to the provisions of the convertible debentures, the convertible debentures that are convertible into shares of common stock at a price equal to equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or
(b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date.

         Based on this conversion provision, there is essentially no limit on the number of shares that Cornell Capital may acquire as the price of our common stock falls. The following table shows the number of total shares that would be issued upon conversion of $500,000 of convertible debentures at a recent stock price of $0.18 and at stock prices of 25%, 50% and 75% lower than $0.18.

Stock Price                                        $0.180           $0.135            $0.090           $0.045

Conversion Price (80%)                             $0.144           $0.108            $0.072           $0.036

Number of Shares Issued Upon Conversion(1)      3,472,222        4,692,630         6,944,444       13,888,889

(1) Does not account for beneficial ownership limitations contained in the convertible debentures.

         If the price of our common stock increases above $0.27 per share, the maximum conversion price, Cornell Capital will have an incentive to convert the convertible debentures and sell the shares of common stock received as a result of the conversion. This would have a depressive effect on our stock price.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering subject to rule 144 restrictions to affiliates and insiders. That means that up to 38,032,489 shares of common stock may be sold subject to various rules such as 144 and insider trading restrictions. Such sales may cause our stock price to decline. The officers and directors of the company and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

THE SALE OF OUR STOCK UNDER OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE

         In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if the company has not performed in such a manner to show that the equity funds raised will be used to grow the company. Such an event could place further downward pressure on the price of common stock. Under the terms of our Standby Equity Distribution Agreement Maximum Dynamics may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if Maximum Dynamics uses the proceeds from the Standby Equity Distribution Agreement to grow its revenues and profits or invest in assets which are materially beneficial to Maximum Dynamics the opportunity exists for short sellers and others to contribute to the future decline of our stock price. In addition, there is a propensity for selling short where companies have securities with market-sensitive conversion features, such as our convertible debentures.

         If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause other stockholders to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

         It is not possible to predict if the circumstances whereby a short sales could materialize or to what level the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Maximum Dynamics.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT WHEN NEEDED

         We are to a great extent dependent on external financing to fund our operations. Our financing needs may be partially provided from the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $140,000 every 7 trading days.

THE CONVERSION OF OUR OUTSTANDING DEBENTURES WILL CAUSE DILUTION TO OUR EXISTING SHAREHOLDERS

         The issuance of shares upon the conversion of the outstanding debentures will have a dilutive impact on our stockholders. Cornell Capital Partners is required to purchase up to have $500,000 of outstanding convertible debentures that are convertible into shares of common stock at a price equal to equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. If such conversion had taken place at $0.144 (i.e., 80% of the recent price of $0.18), then the holders of the convertible debentures would have received 3,472,222 shares of common stock. As a result, our net income per share could decrease, in future periods, and the market price of our common stock could decline.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. A description of each selling shareholder's relationship to Maximum Dynamics and how each selling shareholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table. The only broker-dealer included in the selling stockholders is Newbridge Securities Corporation, which received its shares as compensation for its placement agent services.


                                                                                      PERCENTAGE
                                                                                          OF
                                                                                      OUTSTANDING
                                                                                       SHARES TO
                                                                                          BE
                                                 PERCENTAGE OF      SHARES TO BE       ACQUIRED                        PERCENTAGE
                                   SHARES         OUTSTANDING      ACQUIRED UNDER      UNDER THE                        OF SHARES
                                BENEFICIALLY        SHARES           THE STANDBY        STANDBY                        BENEFICIALLY
                                   OWNED         BENEFICIALLY          EQUITY           EQUITY        SHARES TO BE        OWNED
                                   BEFORE        OWNED BEFORE       DISTRIBUTION      DISTRIBUTION    SOLD IN THE         AFTER
     SELLING STOCKHOLDER          OFFERING       OFFERING (1)         AGREEMENT        AGREEMENT        OFFERING       OFFERING(1)
     -------------------        ------------     ------------       -------------     ------------    ------------     ------------
Cornell Capital Partners, LP     2,438,889(2)        2.86%           15,000,000         15.13%        33,411,111          0.00%


Newbridge Securities
  Corporation                       38,461               *                   --          0.00%            38,461          0.00%

Barrington Group                 2,650,000           3.15%                   --          0.00%           700,000          2.26%

Franco Maccioni                  7,707,353           9.16%                   --          0.00%           650,000          8.27%

JC Holdings                      5,500,000           6.54%                   --          0.00%           650,000          5.65%


Motsamai Nduna                   1,100,000           1.31%                   --          0.00%           100,000              *


Europa Global                    1,200,000           1.43%                   --          0.00%         1,167,084              *

Daryl Trannon                      300,000               *                   --          0.00%           150,000              *

Jennifer Trannon                   150,000               *                   --          0.00%            75,000              *

Rae Nimeh                          200,000               *                   --          0.00%           100,000              *

Jay and Associates                 600,000               *                   --          0.00%           300,000              *

Narender Bhatia                    550,000               *                   --          0.00%           275,000              *

Karl Smith                         100,000               *                   --          0.00%            50,000              *

Celia Lopez                        100,000               *                   --          0.00%            50,000              *

Phill Foster                       130,000               *                   --          0.00%           130,000              *

Finsterwald, Inc.                  362,500               *                   --          0.00%           362,500              *

George Raikas                      151,667               *                   --          0.00%           151,667              *

Yvonne Raikas                       21,666               *                   --          0.00%            21,666              *

Jerry Schempp                      300,000               *                   --          0.00%           300,000              *


James Sprout                       650,000               *                   --          0.00%           150,000              *
                                ------------     ------------       -------------                     ------------
TOTAL                           28,333,869          32.44%           15,000,000                        38,832,489
                                ==========          =====            ==========                        ==========


----------
*        Less than 1%.

(1) Applicable percentage of ownership is based on 84,110,294 shares of common stock outstanding as of August 16, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of August 16, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


(2) The 2,438,889 shares of common stock represent 1,050,000 shares issued as a commitment fee under the Standby Equity Distribution Agreement and 1,388,889 shares that represent the approximate number of shares that could be converted at one time underlying $200,000 of convertible debentures held by Cornell Capital Partners at an assumed price of $0.144 (80% of $0.18) per share. Because the conversion price will fluctuate based on the market price of our stock, the actual number of shares to be issued upon conversion of the debentures may be higher or lower. We are registering a total of 17,361,111 shares to cover such conversions.

         The following information contains a description of the selling shareholder's relationship to Maximum Dynamics and how the selling shareholder acquired the shares to be sold in this offering. The selling stockholder has not held a position or office, or had any other material relationship, with Maximum Dynamics, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTION WITH MAXIMUM DYNAMICS

         o        CORNELL CAPITAL PARTNERS,  L.P. Cornell Capital Partners, L.P.
                  is the investor under the Standby Equity Distribution Agreement and the holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Maximum Dynamics. That transaction is explained below:

                  STANDBY EQUITY DISTRIBUTION AGREEMENT. In April 2004, we entered into an Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will receive a 7% discount, which is comprised of a 3% discount to the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date and a fee of 4% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a commitment fee of $290,000, payable by the issuance of 1,050,000 shares of common stock. We are registering 15,000,000 shares in this offering that may be issued under the Standby Equity Distribution Agreement, together with the 1,050,000 shares issued as a commitment fee.

                  CONVERTIBLE DEBENTURES. On April 22, 2004, Cornell Capital Partners entered into a Securities Purchase Agreement with Maximum Dynamics under which Cornell Capital Partners agreed to purchase a total of $500,000 of convertible debentures. Cornell Capital Partners purchased $200,000 of convertible debentures on April 22, 2004, is required to purchase $175,000 upon the filing of this registration statement and $25,000 upon the Securities and Exchange Commission declaring this registration statement effective. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date
                  (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Maximum Dynamics has the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The convertible debentures are secured by all of Maximum Dynamics' assets. The debentures have a three year maturity and accrue interest at a rate of 5%. In the event the debentures are redeemed, then Maximum Dynamics will issue to Cornell a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price of $0.258 per share. Cornell Capital Partners purchased the convertible debentures from Maximum Dynamics in a private placement in April 2004. Maximum Dynamics is registering in this offering 17,361,111 shares of common stock underlying the convertible debentures.

THERE ARE CERTAIN RISKS RELATED TO SALES BY CORNELL CAPITAL PARTNERS

         There are certain risks related to sales by Cornell Capital Partners, including:

         o The shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

         o To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

         o The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

         o NEWBRIDGE SECURITIES CORPORATION. Newbridge Securities Corporation is a registered broker-dealer that we engaged to advise us in connection with the Standby Equity Distribution Agreement. Guy Amico makes the investment decisions on behalf of Newbridge Securities Corporation. We paid Newbridge Securities Corporation a fee of $10,000 for such advice, payable by the issuance of 38,461 shares of common stock. Maximum Dynamics is registering these shares in this offering.

         o BARRINGTON GAP. Barrington Gap was an Internet marketing company that sold its intellectual property and assets to Maximum Dynamics, Inc. in November 2002. We paid Barrington 2,650,000 shares as payment for the acquired assets. Joshua Wolcott makes the investment decisions on behalf of Barrington Gap.

         o FRANCO MACCIONI. Mr. Maccioni was one of the two shareholders of Unilogic Solutions (Pty), Ltd. that sold his shares to us in the acquisition of 100% Unilogic, which is a business process management solutions and systems development organization. We paid 6,000,000 shares as payment for the acquisition of 51% of the shares of Unilogic in September 2003 and 1,000,000 shares as payment for the remaining 49% of Unilogic in March 2004. Mr. Maccioni received 6,882,353 shares as payment for the acquisition of his ownership in Unilogic and 825,000 shares as stock based compensation.

         o JC HOLDINGS. JC Holdings was the major shareholder of TagNet International A/S (formerly Maseco Denmark A/S), which we acquired 89% of in October 2003. We paid 6,000,000 shares as payment for the acquisition, of which 5,500,000 shares were received by JC Holdings. Johannes Clausen, our Managing Director of TagNet International, is the primary shareholder of, and makes the investment decision for, JC Holdings.

         o MOTSAMAI NDUNA. Mr. Nduna was the Managing Director of Maseco Bytes and is currently the Managing Director of Keto Business Solutions (Pty), Ltd., which we restructured as a minority owned subsidiary with a 49% equity stake in May 2004. Mr. Nduna received 1,100,000 shares as payment for services.

         o EUROPA GLOBAL, INC. In August 2000, we secured a five-year exclusive license of a software system from Europa Global, Inc., or Europa, a non-U.S. technology company in exchange for 2,000,000 shares of Common Stock as an upfront payment for the five-year exclusive license of the software system. Europa initially developed the software system before licensing it to us, where we continued development of the software under the name Datalus. In February 2004, we purchased the Datalus software from Europa Global, Inc. in exchange for 2,000,000 shares of our common stock. Included with the software purchase was the platform, all associated technology and proprietary rights to the Datalus software. Ernesto Angel makes the investment decisions on behalf of Europa Global, Inc.

         o DARYL TRANNON. In December 2004, we commenced a private placement offering whereby it offered 2,000,000 shares of its common stock for $.10 per share pursuant to an exemption from registration claimed under sections 3(b) and 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Mr. Trannon purchased 300,000 shares in the offering.

         o JENNIFER TRANNON. In December 2004, we commenced a private placement offering whereby it offered 2,000,000 shares of its common stock for $.10 per share pursuant to an exemption from registration claimed under sections 3(b) and 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Mrs. Trannon purchased 150,000 shares in the offering.

         o RAE NIMEH. In December 2004, we commenced a private placement offering whereby it offered 2,000,000 shares of its common stock for $.10 per share pursuant to an exemption from registration claimed under sections 3(b) and 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Mr. Nimeh purchased 200,000 shares in the offering.

         o JAY AND ASSOCIATES. In December 2004, we commenced a private placement offering whereby it offered 2,000,000 shares of its common stock for $.10 per share pursuant to an exemption from registration claimed under sections 3(b) and 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Jay and Associates purchased 600,000 shares in the offering. John Campo makes the investment decisions on behalf of Jay and Associates.

         o NARENDER BHATIA. In December 2004, we commenced a private placement offering whereby it offered 2,000,000 shares of its common stock for $.10 per share pursuant to an exemption from registration claimed under sections 3(b) and 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Mr. Bhatia purchased 550,000 shares in the offering.

         o KARL SMITH. In December 2004, we commenced a private placement offering whereby it offered 2,000,000 shares of its common stock for $.10 per share pursuant to an exemption from registration claimed under sections 3(b) and 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Mr. Smith purchased 100,000 shares in the offering.

         o CELIA LOPEZ. In December 2004, we commenced a private placement offering whereby it offered 2,000,000 shares of its common stock for $.10 per share pursuant to an exemption from registration claimed under sections 3(b) and 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Ms. Lopez purchased 100,000 shares in the offering.

         o PHIL FOSTER. During January and February 2004, we settled six promissory notes that had a total principal balance of $116,666 and accrued interest payable of $307,031 as of December 31, 2003, for cash payments of $135,834 and the issuance of 736,146 shares of its common stock. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share, for a fair value of $73,615. Mr. Foster was one of the noteholders to whom we issued 130,000 restricted shares as stock for the repayment for his note.

         o FINSTERWALD INC. During January and February 2004, we settled six promissory notes that had a total principal balance of $116,666 and accrued interest payable of $307,031 as of December 31, 2003, for cash payments of $135,834 and the issuance of 736,146 shares of its common stock. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share, for a fair value of $73,615. Finsterwald Inc. was one of the noteholders to whom we issued 362,500 restricted shares for the repayment for his note. Phillip Finsterwald makes the investment decisions on behalf of Finsterwald, Inc.

         o GEORGE RAIKA. During January and February 2004, we settled six promissory notes that had a total principal balance of $116,666 and accrued interest payable of $307,031 as of December 31, 2003, for cash payments of $135,834 and the issuance of 736,146 shares of its common stock. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share, for a fair value of $73,615. Mr. Raikas was one of the noteholders to whom we issued 151,667 restricted shares for the repayment for his note.

         o YVONNE RAIKAS. During January and February 2004, we settled six promissory notes that had a total principal balance of $116,666 and accrued interest payable of $307,031 as of December 31, 2003, for cash payments of $135,834 and the issuance of 736,146 shares of its common stock. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share, for a fair value of $73,615. Ms. Raikas was one of the noteholders to whom we issued 21,666 restricted shares for the repayment for her note.

         o JERRY SCHEMPP. During January and February 2004, we settled six promissory notes that had a total principal balance of $116,666 and accrued interest payable of $307,031 as of
                  December  31,  2003,  for cash  payments of  $135,834  and the issuance of 736,146 shares of its common stock. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share, for a fair value of $73,615. Mr. Schempp was one of the noteholders to whom we issued 300,000 restricted shares for the repayment for his note.

         o EQUITY RESEARCH. On March 15, 2004, we renegotiated payment of a $285,000 promissory note and $25,651 in related accrued interest. Under the terms of the settlement. We agreed to pay the debt holder five monthly payments of $6,600 commencing May 1, 2004 and issue 650,000 shares of our restricted common stock. The stock was issued on March 31, 2004. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share, for a fair value of $65,000. The settlements resulted in a net gain on the extinguishment of the debt totaling $212,651. The balance owed on the note settlement totaled $33,000 as of the date of this prospectus. James Sprout makes the investment decisions on behalf of Equity Research.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 93% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date. Maximum Dynamics will pay Cornell Capital 4% of each advance as an additional fee.

         Maximum Dynamics is registering 15,000,000 shares of common stock for issuance under the Standby Equity Distribution Agreement. At an assumed price of $0.18 per share, Maximum Dynamics would receive gross proceeds of $2,700,000.

         For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000 plus 4% retainage payable to Cornell Capital Partners.

USE OF PROCEEDS:
------------------------------------------------------ ----------------------- ----------------------- ---------------------
Gross Proceeds                                                     $2,700,000              $5,000,000           $10,000,000
Net Proceeds                                                       $2,507,000              $4,715,000            $9,515,000
No. of shares issued under the Standby Equity
  Distribution Agreement of a assumed price of $0.18               15,000,000          27,777,778 (1)        55,555,556 (1)
Working Capital                                                    $2,507,000              $4,715,000            $9,515,000

TOTAL                                                              $2,507,000              $4,715,000            $9,515,000
===========================================================================================================================

(1) Maximum Dynamics would be requested to register additional shares of common stock to access more than $2,700,000 gross proceeds at an assumed price of $0.18.

                                    DILUTION

         The net tangible book value of our Company as of June 30, 2004 was ($334,500) or ($0.0042) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.18 per share which is in the range of the recent share price.

         If we assume that our Company had issued 15,000,000 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.18 per share (i.e., the number of shares registered in this offering under the Standby Equity Distribution Agreement), less retention fees of $108,000 and offering expenses of $85,000, our net tangible book value as of June 30, 2004 would have been $0.0232 per share. Note that at an offering price of $0.18 per share, Maximum Dynamics would receive gross proceeds of $2,700,000 or $7,300,000 million less than is available under the Standby Equity Distribution Agreement. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0274 per share and an immediate dilution to new stockholders of $0.1568 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                 $0.1800
Net tangible book value per share before this offering    ($0.0042)
Increase attributable to new investors                     $0.0274
                                                           -------
Net tangible book value per share after this offering                   $0.0232
                                                                        -------
Dilution per share to new stockholders                                  $0.1568
                                                                        =======


The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

            ASSUMED           NO. OF SHARES TO BE     DILUTION PER SHARE TO
        OFFERING PRICE             ISSUED (1)             NEW INVESTORS
           $0.1800                15,000,000                $0.1568
           $0.1350                15,000,000                $0.1187
           $0.0900                15,000,000                $0.0807
           $0.0450                15,000,000                $0.0426

(1) This represents the maximum number of shares of common stock that are being registered under the Standby Equity Distribution Agreement in this offering.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

         SUMMARY. In April 2004, we entered into an Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will receive a 7% discount, which is comprised of a 3% discount to the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date and a fee of 4% of each advance under the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. For its services, Newbridge Securities Corporation received a fee of $10,000, payable by the issuance of 38,461 shares of our common stock. Maximum Dynamics is registering an additional 15,000,000 shares of common stock for the Standby Equity Distribution Agreement pursuant to this registration statement. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the Standby Equity Distribution Agreement.

         STANDBY EQUITY DISTRIBUTION AGREEMENT EXPLAINED. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 7 trading days. A closing will be held on the first trading days after the end of the pricing period. There are no closing conditions for any of the draws other than the written notice and associated correspondence.

         We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange
Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

         The amount of each advance is limited to a maximum draw down of $140,000 every 7 trading days. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.18 per share, we would issue 15,000,000 shares of common stock to Cornell Capital Partners, L.P. for gross proceeds of $2,700,000. These shares would represent 15.13% of our outstanding common stock upon issuance. We are registering 15,000,000 shares of common stock for the sale under the Standby Equity Distribution Agreement. Maximum Dynamics' stock price would have to rise substantially for us to have access to the full amount available under the Standby Equity Distribution Agreement. Accordingly, Maximum Dynamics would need to register additional shares of common stock in order to fully utilize the $10.0 million available under the Standby Equity Distribution Agreement at the current price of $0.18 per share. At a recent price of $0.18 per share, Maximum Dynamics would need to issue 55,555,556 shares of common stock in order to fully utilize the $10.0 million available.

         Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a one-time commitment fee of $290,000, payable by the issuance of 1,050,000 shares of common stock. In addition, we issued 38,461 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their respective pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately-negotiated transactions;

         o        short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        through the writing of options on the shares;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         The selling stockholders or their respective pledgees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed an "underwriter" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholders has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

         INDEMNIFICATION. We have agreed to indemnify certain selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, transferees or other successors in interest, may be required to make in respect of such liabilities. Certain selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Maximum Dynamics pursuant to the foregoing, or otherwise, Maximum Dynamics has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         STATUTORY UNDERWRITER. Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 93% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. This 7% discount is comprised of a 3% discount on the purchase price and a fee of 4% of the proceeds received by us under the Standby Equity Distribution Agreement. Cornell Capital Partners also received a one-time commitment fee of 1,050,000 shares of our common stock. The 3% discount, the 4% retention and the one-time commitment fee are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 38,461 shares of our common stock.

         Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

         BLUE SKY LAWS. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         COSTS OF REGISTRATION. We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $885.61, printing expenses of $5,000, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $14,114.39. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

         REGULATION M. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following information should be read in conjunction with the consolidated financial statements of Maximum Dynamics and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements." For an overview of the company please see the section entitled Description of the Business which follows this section.

         On April 15, 2004, the Company received a request from the Central Regional Office of the Securities and Exchange Commission for certain documents including those relating to contact information for, and the purchases of securities by, the Company's officers, agreements with and services provided by certain strategic partners and consultants. The Company responded promptly and will fully cooperate with any further requests from the SEC. The SEC's letter states that the staff's inquiry should not be construed as an indication that any violation of federal securities laws has occurred or as a reflection on any person, entity or security.

CRITICAL ACCOUNTING POLICY AND ESTIMATES

         Our Management's Discussion and Analysis of Financial Condition and Results of Operations section discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily allowance for doubtful accounts receivables, accruals for other costs, and the classification of net operating loss and tax credit carry forwards between current and long-term assets. These accounting policies are described at relevant sections in this discussion and analysis and in the notes to the consolidated financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.



LIQUIDITY AND CAPITAL RESOURCES

         We have cash of $18,705 and accounts receivable of $72,161, employee advances of $6,154 and inventory of $135,112 as of June 30, 2004. Our total current assets were $232,132 as of June 30, 2004. Our total assets were $844,030 as of June 30, 2004, of which $170,656 was represented by property and equipment and accumulated depreciation of ($69,463). We also had intangible assets of $531,950, accumulated amortization of ($74,669) and other assets of $53,424. Additionally, our officers are committed to paying our expenses to enable us to continue operations for at least the next twelve months. Therefore, we believe that our available cash is sufficient to pay our day-to-day expenditures.

         Our total current liabilities were approximately $446,580 as of June 30, 2004. Accounts payable and accrued liabilities represented $444,799 of our total current liabilities and $1,781 in other current liabilities. Our accounts payable consisted of $13,488 in accrued wages for Maximum Dynamics, Inc. SA, which have been paid, and $241,650 in outsourced research and development costs for TagNet International. We also had $200,000 in convertible debentures making our total liabilities $646,580. We also had ($6,263) represented by a minority interest. We have no other long term commitments or contingencies.

         In April 2004, we entered into an Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Maximum Dynamics 93% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. The 7% discount is comprised of a 3% discount to the purchase price and a fee of 4% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a commitment fee of $290,000, payable by the issuance of 1,050,000 shares of common stock. We are registering 15,000,000 shares in this offering that may be issued under the Standby Equity Distribution Agreement, together with the 1,050,000 shares issued as a commitment fee.

         In April 2004, we received $500,000 from the sale of convertible debentures. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Maximum Dynamics has the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The convertible debentures are secured by all of Maximum Dynamics' assets. In the event the debentures are redeemed, then Maximum Dynamics will issue to Cornell a warrant to purchase 50,000 shares for every $100,000 redeemed at an exercise price of $0.258 per share. Cornell Capital Partners purchased the convertible debentures from Maximum Dynamics in a private placement in April 2004. Maximum Dynamics is registering in this offering 12,019,231 shares of common stock underlying the convertible debentures

         During the year ended December 31, 2003, management completed a balance sheet review that identified assets whose carrying amounts are not recoverable. As a result of this review, the Company recorded an asset impairment charge of $710,458, to write down the Mini-Cap Sector (MCS) intellectual property to $-0-. While we started a project in April 2004 that will draw upon some of the intangible assets of the MCS, we could not demonstrate sufficient reasons to keep the assets capitalized. Therefore, we decided to write down the intellectual property.

         Our acquisition of Unilogic Solutions (Pty) Ltd. was based on an evaluation of its business process management technology and electronic document management system as well as the rights to distribute products in South Africa that we valued against proposals being submitted. When we acquired Unilogic, we obtained intellectual property that was not given a value in the financial statements due to that company being a development stage company with insufficient revenues generated with the intellectual property to warrant a valuation by our auditors. We believe, however, that the value of these intangible assets is approximately $200,000.

         We also had $18,986 represented by a minority interest in TagNet International A/S (formerly Maseco Denmark A/S). We have no other long term commitments or contingencies.

RESULTS OF OPERATIONS

FOR THE THREE MONTH PERIOD ENDING JUNE 30, 2004, COMPARED TO THE SAME PERIOD ENDING JUNE 30, 2003

         REVENUES. We have realized revenues of approximately $98,345 from services that we provided during the three months ended June 30, 2004. This is in comparison to revenues of $37,599 that we generated during the three month period ended June 30, 2003. We experienced an increase in revenues because we have increased our client base and expanded our operations. We were anticipating our revenues to be higher but due to a production problem with the Motorola modems we use for our TagNet solution, we were unable to book the revenue from our contract with Glibstrub Transportation for 300 units of TagNet. Delivery is taking place in August and September, 2004 and we anticipate those revenues will be booked in the three months ended September 30, 2004.

         OPERATING EXPENSES. For the three months ended June 30, 2004, our total operating expenses were approximately $898,474. Our cost of generating revenue was $73,370. Our operating expenses were also represented by stock based compensation of $475,000, selling, general and administrative expenses of $302,694, and $47,410 in depreciation and amortization. We experienced a net operating loss of $800,192 for the three month period ended June 30, 2004. We attribute most of these expenses to building our infrastructure needed to support the back-end transaction processing system we now have in place for our mobile point of sale terminals as well as the costs associated with building the infrastructure required for TagNet such as logistics solutions and the needed library of applications.

         This is in comparison to the three month period ended June 30, 2003, where we experienced a net operating loss of $182,887. During the period ended June 30, 2003, our total expenses were $220,486. Of this amount, $2,486 represented cost of revenue, $24,780 in selling, general and administrative expenses, $60,350 in contributed services and $132,870 in depreciation and amortization. The increase as compared to the period ended June 30, 2004 was primarily due to increased levels of operations, resulting in consulting expenses, depreciation and amortization that we incurred during that quarter as compared to the same period ended June 30, 2003.

FOR THE SIX MONTH PERIOD ENDING JUNE 30, 2004, COMPARED TO THE SAME PERIOD ENDING JUNE 30, 2003

         REVENUES. We have realized revenues of approximately $363,143 from services that we provided during the six months ended June 30, 2004. This is in comparison to revenues of $117,973 that we generated during the six month period ended June 30, 2003. We experienced an increase in revenues because we have increased our client base and expanded our operations.

         OPERATING EXPENSES. For the six months ended June 30, 2004, our total operating expenses were approximately $2,340,742, as compared to $734,549 for the same period ended 2003. Our cost of generating revenue was $73,370. Our operating expenses were also represented by stock based compensation of $1,489,000, selling, general and administrative expenses of $683,206, and $95,166 in depreciation and amortization. This is in comparison to $38,657 representing cost of revenue, $127,250 in stock based compensation, $193,342 in selling, general and administrative expenses and $265,575 in depreciation and amortization. Therefore, we experienced a net operating loss of $1,977,599 for the six month period ended June 30, 2004 as compared to $616,576 for the same period ended in 2003. We attribute most of these expenses to building our infrastructure needed to support the back-end transaction processing system we now have in place for our mobile point of sale terminals as well as the costs associated with building the infrastructure required for TagNet such as logistics solutions and the needed library of applications.

FOR THE YEAR PERIOD ENDING DECEMBER 31, 2003, COMPARED TO THE SAME PERIOD ENDING DECEMBER 31, 2002

         REVENUES. We have realized consolidated revenues of approximately $211,598 from services that we provided during the twelve months ended December 31, 2003. This is in comparison to revenues of $95,300 that we generated during the twelve month period ended December 31, 2002. We experienced an increase in revenues because we were able to broaden our scope of service from fund administration to projects management wherein we have numerous revenue streams. We also acquired two companies, Unilogic Solutions (now Maximum Dynamics, Inc.
SA) and Maseco Denmark (now TagNet International A/S).

         Our revenues were in line with management's targets for the year. We anticipated that revenue generation would not begin until 2004 due to the time and resources that we had estimated were required to set up the needed infrastructure to support our operations in Cape Town, South Africa and the other regions where we conduct business. Our management believed it was imperative to get these operations up and running as we expect that the majority of any revenues we generate will be from operations performed there.

         While revenues for the year met our management's expectations, revenue estimates for the last quarter of 2003 were slightly lower than anticipated due to the delays we experienced with the technology solution proposals that were submitted by Maximum SA. With service partners now firmly in place, we have resubmitted many of the original proposals again and believe that we will secure some of these contracts. We secured our first two contracts from these proposals in late January and early February 2004, which our management has forecasted will generate revenues of approximately $1.5 million in 2004. We also secured our first contracts for TagNet, which include an order from a trucking company for 300 units and a pilot project for a taxi cab association that has committed to purchase 600 units. We have small orders for M.POS that are materializing and have ordered our first 450 units from M.POS to distribute. In May 2004, the first 100 of these units were delivered to Future Load, a strategic partner of ours, who purchased the units. Our projects management model is resulting in several business units that are moving into sales mode. We have secured an agreement to manage and grow a commodities trading business with Versa International that management believes will result in approximately $1 million of revenue in 2004. However, there can be no assurance that such revenues will be generated, or that we will successfully service any of our contracts or secure additional contracts from any proposals we submit.

         OPERATING EXPENSES. For the twelve months ended December 31, 2003, our total expenses were approximately $4,717,077. Our selling, general and administrative expenses were $361,518. Our operating expenses were also represented by $816,250 in stock based compensation for consulting services and $702,500 for employee services, $205,850 in contributed services, $100,000 for distribution rights, $710,458 for asset impairment charges, $1,018,999 for goodwill impairment charges, and $801,502 for depreciation and amortization. Therefore, our total operating loss for the year ended December 31, 2003 was $4,505,479. We also had $50,000 gain on forgiveness of debt and $353,898 in interest expense, making our loss before income taxes and minority interest of $4,809,377. After our minority interest in income of our consolidated subsidiaries, we had a net loss of $4,822,275 for the twelve month period ended December 31, 2003.

         This is in comparison to the twelve month period ended December 31, 2002, where we experienced a net loss of $449,505. During the period ended December 31, 2002, our total expenses were $542,933. Of this amount, $181,875 was represented by contributed services, $1,500 in contributed rent, $240,000 in consulting fees paid to related parties, $24,889 in depreciation and amortization and $77,069 in general and other administrative expenses. The increase for the period ended December 31, 2003 was primarily due to increased operations which resulted in increased consulting expenses, depreciation and amortization, and general and administrative costs that we incurred during that quarter.

         OFF-BALANCE SHEET ARRANGEMENTS. There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

OUR PLAN OF OPERATIONS FOR THE NEXT TWELVE MONTHS.

         We have generated $98,345 in revenues during the quarter ended June 30, 2004, and had $18,705 in cash and $72,161 in accounts receivable as of that date. We believe that we will be able to collect those accounts receivable in a timely fashion. We have registered an equity line of credit with Cornell Capital Partners LLC for $10 million, which we believe should provide us with access to funding should we require it. We believe that we should generate revenues over the next two quarters that should be sufficient to meet our obligations. As such, we believe that that we will have sufficient financial resources to meet our obligations for the twelve month period following June 30, 2004. Should we require their assistance, our officers are committed to paying our expenses at least through that period.

         While we have numerous projects we are managing, we are currently focusing the vast majority of our resources on TagNet, mobile commerce, call center and back office services, and village banking. We believe that these four main business units will generate the majority of our forecasted revenues over the next two quarters.

         In addition to the successful demonstrations of TagNet we had and the two proposals we already had under consideration in the last quarter, we have also submitted proposals for a service delivery solution for a water meter reading company, a truck monitoring solution for an energy company, a delivery tracking solution for a cellular company, and a time and attendance solution for a cleaning service company. In Mexico, we are working on submitting a proposal for a petroleum transport company in Mexico that is trying to reduce its loss of petroleum to the black market as a result of shrinkage from its trucks.

         Our biggest challenge right now is servicing enquiries as the resources we were counting on from Startrack are not available, which means that we do not have the sales and sales support team needed to keep up with demand. To compensate for this, we are working diligently to establish more VARs for TagNet and defining their roles with regard to sales, maintenance and support so that we can expand our capability to generate and close sales, implement and maintain these potential contracts.

         Our management is very excited about the prospects with TagNet and believes that it will generate significant revenues over the next twelve months. Several of the contracts we are currently are pursuing are large enough that should we secure just one of them the contract would provide us with sufficient financial resources to meet our obligations for the twelve month period following the start of the contract.

         While we are very confident about our technology, we wish to remind investors that there can be no guarantee that it will result in the successful procurement of any contract or that sufficient revenues to meet obligations will be generated should such a contract be procured.

         As a project, our management team estimates that our mobile point of sale project is running behind schedule in terms of revenue generation but ahead of schedule for being able to offer banking services on the terminals. Starting in August, we officially moved into product launch phase and are busy working on securing orders for pre-paid services while we wait for banking to become available. Based upon our current negotiations with our banking partner, our management believes that we will secure an agreement that will enable us to offer banking services on our terminal without having to first certify the terminal. In so doing, we believe this will open the doors for us to aggressively market our offering since in our estimation there are few (if any) solutions currently available that offer both pre-paid and banking on the same terminal.

         Our initial marketing research also indicates that there are thousands of merchants who are declined by the banks for obtaining banking enabled terminals. However, in approaching them and analyzing the situation, we believe we have developed a feasible option for merchants to have access to both banking and pre-paid enabled terminals all while minimizing our risk and the exposure to the bank. If we are successful in proving this model, current research done by ourselves and industry experts suggest that the demand could be in excess of 50,000 terminals. With the World Cup coming to South Africa in 2010, we believe we could be well positioned to participate in much of the merchant revitalization programs that are planned to take place before then. Management wishes to remind investors that there can be no assurance that our banking partner or any other bank will offer us this banking solution or that if it does we will be able to secure orders for the terminals.

         We are also working on a similar solution for the market in Mexico where we have already met with Inbursa, Banco Azteca and other companies involved in the banking sector in Mexico. For the time being, we believe that pre-paid solutions represent a more developed market as a whole in Mexico compared to South Africa. As such, we are focused on rolling out an end-to-end solution in Mexico for pre-paid first and then banking. Demand and volumes are higher in general in Mexico as compared to South Africa. However, the market resembles one controlled primarily by banking and telecommunications cartels, which can make it more difficult to penetrate. We have developed strategic partnerships with companies that are actively involved in this sector and we believe we are now well positioned in Mexico. Our management estimates that sales of mobile point of sale terminals in Mexico will lag behind sales in South Africa by a few months since we only began penetrating the marketing in Mexico in January 2004.

         Management believes that there is sufficient demand currently to support its conservative forecasts of at least 4,000 terminals over the next 12 months. Assuming these terminals were utilizing our back-end, this number of terminals would enable us to finance our own terminals and expand our foot print scope to other regions. Management believes that sales of 750 units would provide us with sufficient financial resources to meet our obligations for the next twelve month period. However, there can be no assurance that any sales of point of sale solutions will occur or that even if sales are generated that it will be sufficient to cover our obligations.

         We are also busy actively implementing our other projects, which to some extent have moved forward slowly due to the fact that most of our resources to date have been focused on TagNet and mobile commerce. We have now staffed up and built the infrastructure and resources required to move forward with almost all of our projects.

         Two projects at the top of our list are our village banking and our call center/back office services projects. These two projects are not only exciting business opportunities but they also offer a compelling story. In the context of South Africa (and any developing economy), bringing banking (and therefore communications) infrastructure to the marginalized is a story the media are extremely interested in telling. We have already been in discussions with several media groups and are planning a media and public relations campaign aimed at telling our story. The call center business is booming currently in South Africa and we are working with Intesol to build that business. Intesol is also working with us to submit grants for government assistance programs since the government is providing assistance for call center services. With some of our unique approaches of conducting skills transfer to those who were previously disadvantaged, we believe we stand a good chance of obtaining assistance in one form or another. We believe that these two projects exemplify the uniqueness of our business model, approach and the exciting opportunities we are experiencing.

         The primary providers of point of sale terminals capable of handling banking transactions are distributed by the banks, who screen applicants excessively.

         We anticipate that our expenditures will vary with the number of customers that we engage and the level of revenue that those contracts generate. There are four important milestones over the next twelve months that we believe are very important for us to achieve. The first milestone is to close three of the seven TagNet contracts being considered. Because we had received such positive feedback and been given verbal approval for several large contracts, we focused much of our efforts on those. While we are waiting for decisions, we are now also focused on procuring smaller contracts so that we can establish customer reference sites, which we believe may strengthen our positions with those considering our proposed solutions.

         The second milestone is to sell 1,000 mobile point of sale terminals that are using our back-end, which would make us profitable within two months of installation (due to the billing cycles). While our internal goals are much higher, we are forecasting sales of 30 units in August, 70 in September, 100 in October, 150 in November and 250 in December. We believe these sales will make us profitable as soon as they are all processing banking transactions on our back-end in addition to pre-paid. If we are unsuccessful in obtaining banking capabilities, we believe we will need about 1,000 terminals selling pre-paid vouchers through our back-end in order to become profitable.

         The third milestone is to successfully manage the roll-up of the 37 village bank branches we are targeting and secure an equity stake in that reorganized bank. With that successfully achieved, we believe we will be able to begin the process of growing the bank to include an additional 59 branches and transitioning it to a commercial bank. We have finished developing the software component of the infrastructure that is required to meet the village banks' requirements. We are testing the software during the month of August. We are planning to begin installation in the first three sites in September and will be looking for investment partners in the reorganized bank to grow the portfolio of the bank at that time. Even if we are unsuccessful in obtaining an investment partner, we believe we will be able to gradually do the roll-up of all 96 village bank branches.

         Once the first ten branches are completed, we believe we can then utilize it as a proof of concept for China where we have received an invitation to manage a similar process with rural banks there. The investment partner has already been identified in China although no formal agreement has been signed nor can there be any assurance that we will successfully launch a pilot project in China.

         Once we meet the first two milestones, we believe that we will meet the listing requirements of either the AMEX or NASDAQ stock exchanges. We believe that reaching the third and fourth milestones will enable us to create significant awareness about our company that will result in increased credibility, further cooperation from government and business entities, and position us with four core business modules with which to duplicate in developing economies around the world. We also believe that reaching these milestones and the increased awareness may lead to more investor awareness about our company. This is important because it is our goal to move from the Over-The-Counter Bulletin Board (OTCBB) stock exchange to either AMEX or NASDAQ. We believe that these exchanges offer us more visibility to the financial markets as well as less volatility in our trading patterns. We initially believed we would be ready to start this process by the end of fiscal year 2004. While we could still qualify if the first two milestones are met within this time frame, we have revised our internal planning to reflect this delay. As such, we now believe that mid 2005 is a more realistic goal.

         If we are unsuccessful in securing customers, we may have to turn to other sources of financing, which could further dilute the ownership of current shareholders. While we have begun the process to register these shares securing a standby equity line of credit with Cornell Capital Partners LLC, we may be unable to draw down upon this financing successfully. If we are unsuccessful in obtaining further financing, we could be unable to continue operations. If we do draw down upon the equity line of credit, it will further dilute the ownership of current shareholders.

         These estimates assume that the terminals are placed in locations that are close to the industry average in terms of volume of transactions. These estimates of profitability also include expenses associated with growth and expansion of the foot print.

                             DESCRIPTION OF BUSINESS

OUR BACKGROUND

         Maximum Dynamics, Inc. was incorporated on August 23, 2000 in Colorado. In August 2000, we secured a five-year exclusive license of a software system from Europa Global, Inc., or Europa, a non-U.S. technology company in exchange for 2,000,000 shares of common stock as an upfront payment for the five-year exclusive license of the software system. Europa initially developed the software system before licensing it to us, where we continued development of the software under the name Datalus. In February 2004, we purchased the Datalus software from Europa Global, Inc. in exchange for 2,000,000 shares of our common stock. Included with the software purchase was the platform, all associated technology and proprietary rights to the Datalus software.

         We initially designed Datalus to be a web-based software system we would utilize for the fund administration for fund managers. Because it automates so many processes, we believe it allows us to provide a service for fund managers with three critical value propositions: lower overhead, computation and tracking, and security/control. While it is our plan to continue to offer fund administration services utilizing Datalus, we have spent the last nine months incorporating other software and technology. We believe our new system enables us to take virtually any business process and automate through the customization of workflows.

         As a result of this new platform and as we have grown and expanded, we have increased our scope and focus beyond fund administration to become a projects management services company. To that end, we utilize a fully functional back office and global operations center located in Cape Town, South Africa to manage business projects in four continents. Currently, MXDY manages 26 projects as direct project managers, relationship managers or deal brokers. These projects include mobile logistics and tracking (TagNet), mobile commerce (M.POS), village banking, business process management, enterprise application integration, supply chain management and procurement, back office services, wireless Internet communications in urban and rural settings, commodities trading, energy and alternative fuel, and economic development businesses.

         As opportunities have emerged, we have pursued them through partnerships, joint ventures and acquisitions. Through this growth, we have built a large base of infrastructure, technology solutions, back office services, and business management resources. Taking this infrastructure and our projects management model collectively, we then choose to manage projects that must meet strict criteria. We identify and research products and services that are introduced to us or that we identify to enhance other projects on which we are already working. Because of our deal flow and extensive network of partners, we have built a business model wherein we focus on owning the customer relationship and then providing the solution needed for that customer. As a result, we pick projects that complement, enhance or support other projects we have, thereby achieving economies of scale from the perspective of resources required to service the solution while at the same time providing in some cases a one-stop shop for the customer. The projects are managed either by Maximum Dynamics, one of its subsidiaries, joint venture or strategic partners.

ACQUISITIONS

         On October 8, 2002, we acquired the assets of Barrington Gap, Inc., a Colorado corporation and our first customer, for $47,000 in cash and stock. In that acquisition, we believe we gained effective Internet marketing software, a sales force, prospecting software, web data integration/sales and marketing software, maintenance contracts and software development for three (3) Internet Service Providers (ISPs), customer contracts that generated about $150,000 in revenue since the date of acquisition, a partnership agreement with a technology development center in South Africa, and a partnership agreement with a call center in South Africa.

         The acquired software applications from Barrington Gap, Inc. are compatible with Datalus and were integrated into the system so that a complete package can be offered or alternatively can be offered as individual product/service offerings. The relationship with the technology development and call centers in South Africa played a large part in us setting up our main base of operations in Cape Town, South Africa. These two partners helped us to identify many of the strategic partners, joint venture partners, and subsidiaries that we have today. The Company has agreements with Maximum Dynamics, Inc SA (formerly "Unilogic Solutions" (Pty), Ltd), TagNet International A/S (formerly "Maseco Denmark A/S") and E-SAP Project Management and Consulting (Pty), Ltd. Maximum has mutual revenue sharing partnerships with Intesol Corporation (Pty) Ltd., Easy Time (Pty) Ltd., Cooperative Development Agency CC, FutureLoad (Pty) Ltd., Naf-Cel (Pty) Ltd., Startrack Communications Africa (Pty), Ltd., Kulani Africa Gas (Pty) Ltd., Hiper Systems de Mexico S.A. de C.V., Solucionarte S.C., and Herstedvester Innovation ApS.

         On December 12, 2002, we acquired The Mini-Cap Sector, a group of assets valued at approximately $2 million. The Mini-Cap Sector includes proprietary trading models, proprietary research methodologies, published research on more than 100 companies, a mini-cap index, the world's first mini-cap database, a financial consulting and investment banking service, and fully integrated websites that contain subscriber bases and access to research reports. While we wrote off these assets as an impairment charge, we partnered with a technical trading company to begin work on this trading technology in March 2004 with the goal of creating a commercial trading solution.

         In April 2003, we moved our main operations center to Cape Town, South Africa, which became operational in September 2003. The operations center in Cape Town was established to service customers and to provide accounting, back office administration, client side support and call center services. In order to bring the operations on-line, we turned to strategic partnerships, joint ventures and acquisitions to build out our infrastructure. Our first partnership was formed with Unilogic Solutions (Pty), Ltd. (www.unilogic.co.za) in June 2003. Unilogic has developed a suite of electronic document management systems
(EDMS) and business workflow software applications that overlap in functionality with Maximum's software system Datalus. These software applications target other markets not currently being addressed by Datalus, such as human resource management, insurance claims processing, corporate procurement and supply chain management, employee labor relations, debt management, contracts management and loan application process management.

         We decided to acquire Unilogic so that we could have ownership of the intellectual property and software applications as well as to be able to pursue some of these other markets not being addressed by us. As such, we acquired 51% of Unilogic on September 18, 2003 in exchange for $72,000 in cash (payable over 12 months) and 6,000,000 shares of restricted common stock. On January 20, 2004, we acquired the remaining 49% of Unilogic for 1,000,000 shares of restricted common stock. In March 2004, we changed Unilogic's name to Maximum Dynamics, Inc. SA ("Maximum SA"). We have positioned Maximum SA as the central hub for projects management services and the main back office. Maximum SA's business process management, workflow automation and EDMS systems represent the glue that holds our model together. We believe Maximum SA will also be able to utilize these systems to offer customized technology solutions to other companies in Africa, the United States, Europe and Asia.

         From July through October 2003, we focused primarily on securing contracts for Unilogic's technology solutions because of Unilogic's pre-existing client base that includes companies such as Old Mutual, Laser Transport Group, Bidvest Group (Visual Information Systems), Expressed Solutions and the Angolan Government. By December 2003, Unilogic had submitted more than twenty four proposals with about fifteen under consideration by potential customers.

         Due to the black economic empowerment (BEE)(1) charters in South Africa, most of these contracts required that we submit our bids through a BEE company that is a government approved BEE Company. Since most of the proposals were for supply chain management and procurement workflow automation solutions, we had partnered with IntData (Pty), Ltd., a BEE Company that was contributing the workflow mapping required for supply chain and procurement solutions. In October 2003, IntData (Pty), Ltd. began experiencing problems that caused us to question the soundness of utilizing them as a value added reseller (VAR).

         In September 2003, we had developed another strategic partnership with a BEE company called Maseco Systems Integrators (MSI) to be a VAR and assist with integration and implementation of the Unilogic contracts. After working together for several months, we signed a Letter of Intent to acquire a 40% equity stake in MSI on October 9, 2003. We were interested in acquiring MSI for several reasons. First, MSI is a technology integration and infrastructure support company which we believe to have strong IT solutions, ERP implementation projects and systems integration capabilities. These capabilities are exactly what our management believes is needed to service our Unilogic contracts. Secondly, MSI was a 66% owner in a $10 million joint venture with Bytes Technology Networks called Maseco Bytes, which was an infrastructure and systems integration technology company. Maseco Bytes had an excellent reputation as a solid BEE company due to MSI's track record and reputation. Lastly, MSI was working on developing some cutting edge technology in the mobile logistics arena.

         However, shortly after our LOI, Bytes Technology Networks maneuvered to gain control of Maseco Bytes, forcing MSI's two managing directors out of the company. In November 2003, Bytes Technology Networks began a series of legal maneuvers that resulted in Maseco Byte's liquidation in February 2004.

1. The government of South Africa has implemented a nationwide charter that mandates the redistribution of wealth to individuals that were previously disadvantaged (PDIs) under Apartheid. Companies owned and managed by PDIs and that conduct skills transfer to other PDIs receive top consideration. When a company puts a project out to bid, it needs to make sure that at least one BEE Company bids on the project, unless no BEE Company exists to bid on the project.

         As a result of our intention to acquire MSI and during the due diligence process, however, management learned that one of the shareholders of MSI, Maseco Denmark A/S, owned the intellectual property for a real-time tracking device called TagNet. After a thorough review of the technology and a feasibility study of the technology's applications, management became more interested in TagNet than in MSI. Therefore, on October 31, 2003, we acquired 89% of Maseco Denmark A/S (which has now been changed to TagNet International A/S) for six million shares of restricted common stock. Since TagNet International has a 33% stake in MSI, we felt we "killed two birds with one stone" by obtaining the TagNet technology as well as a stake in MSI in case it resolved its legal battle with Bytes Technology Networks.

         While MSI sorted through its legal issues with Bytes Technology Networks, we focused on bringing to market TagNet International's suite of mobile logistics solutions. Several of these applications have been in use in Demark and parts of Europe for a number of years. By making some engineering modifications and slight system redesigns, we were able to introduce a unique solution called TagNet, which is a system wherein cell phone communications technology is used to track the location of a small credit card size devices, or "Tags". In our estimation, these cost effective tag reading devices and tags can be tracked anywhere where there is cell phone coverage. By extending the network through other means, the solution can even be tracked outside of a cell phone network, which our management believes makes the tracking technology unique. (A more thorough description of TagNet and the services surrounding the technology is found later)

         As a result of MSI's instability coupled with our concern about IntData, we began working on forming relationships with existing BEE companies through which we could go back to these potential customers and submit our proposals under this new company. Therefore, management entered into discussions with E-SAP Project Management and Consulting (Pty), Ltd. (E-SAP) about an acquisition. Management had already formed a strategic partnership with E-SAP and had identified E-SAP as a possible candidate to provide for the infrastructure requirements we had. On March 4, 2004, we acquired a 20% equity stake in E-SAP in March 2003. E-SAP represented to us that it was a 157 person end-to-end products and solutions company that has experience in diverse business areas and technology domains in the telecommunications, banking, financial services, insurance and logistics industries. E-SAP also represented to us that it had generated revenues of $10,413,692 and net income of $1,225,617 in fiscal year 2003. (March 1, 2003 through February 28, 2004 at an exchange rate of US$1 to R6.5).

         However, our management is in the process of determining the validity of financial statements provided to us by the principals of E-Sap. After deeper investigation beyond our initial due diligence, our management has been unable to verify the information represented in E-Sap's financial statements that were provided to us, and its management has been uncooperative in this regard. This information was included in our financial statements incorporated into our quarterly report for the period ended March 31, 2004. Therefore, the actual value of E-Sap and our ownership stake in that entity that we reported for that period may not be reliable. As a result, we have undertaken to restate our financial statements for that period by writing off our investment in E-Sap. Moreover, we are considering legal action against E-Sap and its principals for their failure to accurately represent the value of E-Sap to us. A legal firm, who is a strategic partner of ours that specializes in technology law, is handling the legal proceedings for us.

         With the need for more infrastructure, we also signed a term sheet to acquire 40% of Intesol Corporation (Pty) Ltd. ("Intesol"), a 54% South African Black Economic Empowerment (BEE) technology company on April 14, 2004. The consolidated revenues for Intesol and its joint ventures for the financial year are still being consolidated and are expected to reveal revenues of over $10,937,500 with a net income estimated to be over $2,187,500 USD. Intesol is comprised of a group of subsidiaries that fall under the umbrella of Intesol Corporation (referred to collectively as the Intesol Group of Companies). Intesol specializes in integrated security solutions, systems design, electronic security, data recovery and erasing, digital storage, security risk analysis, engineering consulting, radio frequency identification tag integration, banking security, technology law, Energy Power Management and other forms of communications.

         In addition to being a solid infrastructure company, we believe that Intesol Group of Companies has intellectual property rights and patents that include: ATM access control, a bank card identification system, a credit card identification system, cell ads, a vehicle identification system, an asset integrated monitoring identification system, and information security software.

         While both companies are still open to completing this acquisition, our management determined that with the number of subsidiaries Intesol has spread out over the continent of Africa that timely reporting would represent a problem. To that end, both companies agreed that an acquisition would not be completed at this time. Our management is working with Intesol to help facilitate a consolidation of the valuable subsidiaries and sell of assets or unwind from those that are not producing.

         In the meantime, both companies agreed to further business cooperation by signing a revised partnership agreement in July 2004 in which the two companies agreed to revenue and resource sharing terms that are comparable to what management believes it would have generated through an acquisition. For example, Intesol is working on generating business for Maximum in its call center, TagNet and mobile point of sale solutions businesses. In return, Maximum is proactively working to sell some of Intesol's solutions in security.

         We wish to remind investors that until the acquisition closes, there can be no assurance that it will close or that the business combination will be successful.

         On April 12, 2004, we signed a term sheet to acquire 40% of Khumo (Pty) Ltd., a South African banking technology solutions company. In May 2004, we restructured Khumo and invited other partners to join the joint venture so that the newly named entity, Cooperate Development Agency (Pty) Ltd., will be the main focal point of the roll-up of 96 village banking branches nationwide. For our contribution to the joint venture, we are providing the funds management, banking regulatory requirements management systems, financial integration systems, and the software and infrastructure required to service and operate the village branches. One of the other joint venture partners is contributing its project management of 37 South African community bank branches as well as relationships with 59 other branches nationwide. Because this entity will be positioned to merge banking functions and possibly operations in the future with an established bank in South Africa, we are operating in stealth mode until the relationships are finalized. However, management believes that in the next two to three months it should have formalized and completed that agreements required to begin the roll-up process. Should we be successful at this roll-up, management estimates that we should have an equity stake of between 15% and 25% in the first modernized and institutionalized village bank in South Africa.

         On June 22, 2004, we signed a Memorandum of Understanding (MOU) with Startrack Communications Africa (Pty), Ltd. (Startrack) to form a new venture under the name TagNet Southeast (Pty), Ltd. ("TagNet SE") that would hold Super Distributor rights to TagNet solutions in Africa, Southeast Asia and Australia. We have decided to unwind from this MOU with Startrack for several reasons with the primary one being that we do not believe that Startrack is able to carry out the funding commitment it had made to the joint venture. Rather than terminating our relationship completely, however, we have offered to appoint them as a Value Added Reseller (VAR) instead. Based upon initial feedback from Startrack, the VAR status may actually expedite them turning up sales for TagNet as they can operate without the risks associated with the funding to which they had committed. Another reason for unwinding is that we now believe that some of the groups to whom we have talked recently can take us to large global players in the logistics and transportation industries. The companies we are targeting would be a better fit as a strategic partner in these regions.

         We have focused most of our resources from November 2003 through February 2004 on our two flagship projects: Mobile Commerce and TagNet.

OPERATIONS

MOBILE COMMERCE

         We consider mobile commerce to encompass anything that allows a retailer to be freed from a physical desk with an electrical outlet in order to conduct business. The key piece of hardware and software that facilitates this for entrepreneurs and retailers alike is a mobile point of sale ("POS") terminal that can sell any closed-end payment service (such as pre-paid airtime, pre-paid electricity, loyalty programs, credit card transactions, ATM/Debit card processing, etc.) These terminals are provided to customers as a fully functioning terminal integrated to a back-end transaction processing system.

         These terminals communicate with the backend through GSM/GPRS network coverage or through regular landline telephony. We derive a percentage of each transaction from hosting the back-end sytem and providing the terminal applications. Besides supporting the POS terminals, regular cellular telephones can be used to sell and buy airtime through our backend pre-payment transaction server. This business model is ideal for the developing economies on the African and South American continents where we have identified significant demand.

         In September 2003, we were introduced to a Hong Kong based company called M.POS Holdings Limited (http://www.mpos.net), which provides mobile commerce solutions, through one of the consultants we engaged for business development. M.POS provides mobile commerce services and products in the People's Republic of China and Hong Kong. Their flagship product is the M.POS2002, which is a wireless point of sale (POS) terminal designed to allow merchants to accept payments by means of debit or credit cards in any location through GSM/GPRS communication capability embedded in the unit. M.POS2002 is capable of processing magnetic cards or smart card payments in real time from any location. The M.POS terminal can also capture and transmit data for corporate applications, make voice calls and even offer fingerprint verification. It has messaging capabilities that include sending, receiving and printing short message services (SMS), sending and receiving email messages, and instant text messages. As a result, in our estimation, merchants now are no longer constrained to the location of their telephone lines, nor the narrow services on offer from their traditional electronic funds transfer (EFT) POS terminals. Our management believes that this highly portable device is perfectly suited to drive payment acceptance, prepaid voucher sales, inventory tracking and a host of other applications.

         After consulting our partners, value added resellers, and Unilogic, we acquired the exclusive rights to distribute M.POS' communications hardware and electronics solutions into the continent of Africa with a right of first refusal for the exclusive distribution rights into the United States and Mexico. As part of the agreement with M.POS, we now have office space and sharing of human resources in Hong Kong and Beijing, China. We signed the agreement on October 17, 2003 in exchange for 1,000,000 shares of restricted common stock.

         We decided to secure these exclusive rights because management believes that the M.POS2002 is a good strategic fit into our current product and service offering in the banking, supply chain management, mobile commerce and procurement industries.

         In November 2003, we started the process of getting the M.POS2002 certified for the banking system in South Africa, which means the banks will approve of the device and its interfacing with the banking gateways in South Africa. Certification from the banks is also important in South Africa because the market is largely accustomed to the banks subsidizing the devices or providing the devices for free, similar to how cell phone companies provide the phone for free if the cellular service is secured for two years. Therefore, certification by the banks means that they have approved of the device and will add it to their list of POS vendors, which management believes will translate into sales of the M.POS unit. Even though bank certification is a costly and overhead intensive process, management believes that the overall financial benefit of gaining it is worth the cost and effort that it takes to achieve it.

         While we have been pursuing banking certification in South Africa and Mexico, we have deployed what we believe is a top-down, bottom-up approach. We started at the top by working on obtaining certification and approval from the banks and worked our way down the value chain. While we were spending resources and time on this, we also started at the bottom and went directly to the merchants to ascertain what types of solutions and services would appeal to them.

         As a result of our findings, we have been working with our strategic partners to get the M.POS terminal programmed for applications that will enable the M.POS unit to sell pre-paid voucher products such as cellular air time, electricity and water. The M.POS terminal is now programmed and able to sell air time for the major cellular companies in South Africa, which has allowed us to begin ramping up sales aggressively this month. In addition to these applications, we also have applications being developed for loyalty programs. In fact, in early August 2004, we submitted a proposal to two different retailers for development of their loyalty program and integration with POS terminals.

         Now that we have a terminal selling airtime we are finding that there is more openness from the banks to provide us with means to offer banking services on the terminal as well. In fact, we believe that by mid-October we will be able to have our own back-end system for electronic funds transfer transactions (such as credit card, ATM and smart card transactions) on any terminal, which will immediately begin to add to our revenue stream. Due to the competitiveness of the industry, we are not disclosing who our banking partner is at this time.

         We believe being able to offer the specific banking capabilities solution we have put together with our bank partner is incredibly significant as, if accepted by our bank partner, it would enable us to offer our terminals to end-users without having to go through the rigorous process of certifying our terminals. Management wishes to remind investors that there can be no assurance that our banking partner or any other bank will certify the M.POS terminal or offer us this type of a solution.

         In February 2004, M.POS changed its manufacturing partner which resulted in pushing back the schedule for when terminals would be available. We utilized the delay as an opportunity to diversify our strategy from that of selling terminals to that of selling a point of sale solution that includes applications for pre-paid vouchers and banking running on our own back-end system. As a result, we can now generate on-going revenue from every transaction done on a terminal whether it is pre-paid airtime or a bank card charge. By selling terminals to customers who will utilize our back-end, we are better able


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to control the "foot print" of  terminals.  We are able to then manage that foot print as a network of terminals, which we expect makes it easier to maintain and update applications on the terminals remotely. More importantly, this strategy lowers our break-even point from about 10,000 terminals sold to about 1,000 terminals running through our back-end. In addition, we believe that this provides us with annuity income for as long as a terminal is placed in the field running through our back-end.

         From June to August 2004, we worked diligently to secure this end-to-end solution running through our back-end. To achieve this, we had to sink significant resources and time into building out the needed infrastructure, a lot of which we have achieved through revenue sharing agreements with back-end and technology partners. If we are successful in obtaining banking capabilities on our terminals by mid-October, then we believe we will be able to capitalize on significant demand in South Africa that is not being met. We believe this because we would be one of the first providers positioned with an end-to-end offering that allows someone to offer both pre-paid services and banking transactions all on the same terminal.

         Our marketing research and initial contact with our target market indicated that a rental model or financing terms for the sale of terminals would help overcome hurdles in securing orders. Therefore, we have also looked for financing partners so that we can offer a rental model to potential customers thereby reducing the cash outlay required to purchase a terminal. We have a relationship with two financing companies in South Africa who have approved our rental model. As a result, we are actively working on qualifying potential customers who have applied to rent our terminals.

         With banking capabilities on the horizon and pre-paid services for cellular, electricity and water already working and being sold on our terminals, we have begun securing orders. One example is a recent partnership we formed with Naf-Cell (Pty) Ltd., a black economic empowered master service provider for Vodacom (the second largest cellular provider in Africa and the largest in South Africa). In July 2004, we signed a revenue sharing partnership with Naf-Cell wherein they will purchase mobile point of sale solutions from us and we will re-sell their range of products. Naf-Cell has committed to a standing order of 500 terminals from us. They are currently qualifying their top prospects through our financing process and we expect to receive payment of the first batch of orders in the next few weeks. For every terminal sold through Naf-Cell, we will share the revenues generated from the sale of cellular contracts and pre-paid airtime on the terminal. We wish to remind investors that there can be no assurance that Naf-Cell will fulfill its standing order of 500 units.

         We are also working on selling our mobile point of sale solutions package to retail customers, most of whom are particularly interested in our banking offering once it is available. Some of these retail customers are national chains that we believe are looking for hundreds of terminals to be placed in their locations. We believe that once the banking can be offered on the terminals that we should see a dramatic increase in the number of orders. Our management estimates that we need between 700 and 750 terminals processing pre-paid vouchers and banking transactions on our back-end in order for us to become profitable. However, we wish to remind investors that there can be no assurance that we will reach profitability or sell enough terminals to break-even.

TAGNET

         On October 31, 2003, we acquired 89% of Maseco Denmark A/S (which has now been changed to TagNet International A/S) for six million shares of restricted common stock. TagNet owns a suite of mobile logistics solutions, of which several applications have been in use in Demark and parts of Europe for a number of years. By making some engineering modifications and slight system redesigns, we were able to introduce a unique solution called TagNet, which is a system wherein cell phone communications technology is used to track the location of a module that can also identify and monitor small credit card size devices, or "Tags". In our estimation, these cost effective tag reading devices and tags can be tracked anywhere where there is cell phone coverage. By extending the network through other means, the solution can even be tracked outside of a cell phone network, which our management believes makes the tracking technology unique.

         The technology behind the new device has been used successfully by TagNet International for a number of years and the customer list includes names like The Danish Police force, The Danish Civil Defense and the European
Commission. We believe that the new generation of the device offers a substantial improvement in "total cost of ownership" and has the potential to expand the number of customers that will get good returns on investments.

         A typical solution of the new generation of technology consists of two components: tags and tag readers. More complex TagNet solutions could also include bar-code scanners, touch screen monitors, printers and telemetric measuring devices. Tags (also known as transponders) incorporate a chip and an antenna. Active tags, which include a battery, can transmit hundreds of feet and cost upward of $5. Passive tags are much cheaper, smaller, require no battery and usually have a range of only a few feet. Passive tags can also be disposable and can be packaged as bar-code labels. Readers are mobile, mini computers that operate software developed by TagNet that is used to identify tags, compute the instructions contained in the software, and perform the required function based on these instructions.

         Radio Frequency Identification is a form of automatic identification technology that uses radio waves (wireless) to communicate among a system of integrated circuits, tags, readers and software to identify items. Radio waves transmitted from an antenna interact with an integrated circuit embedded on an RF tag, which sends radio waves back to a reader. The reader turns those waves into digital information, allowing the item that responded to be instantly identified.


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

         Tagnet is supplied in a modular format with three primary modules. The first is the Base Module, which is a tracking device in line with a number of other products in the market. It can read a Global Position or a TAG ID and relay the information to a data center. The Base Module can be connected to a laptop or PC and with the right drivers installed the laptop can communicate with or through the center. The Base Module can easily be upgraded to the Smart Module to allow local applications to run on the equipment.

         The next grade up is the Smart Module Processor, which can handle one or two on board applications with a few peripherals. If the processes get to complicated or if too many processes or too many peripherals need to be added, it is necessary to upgrade to the Business Module. We expect to be able to handle the bulk of our customer application on the Smart Module.

         The Business Module has the same capability and flexibility as a PC but can handle more complex interfaces for peripheral equipments. It has full multitasking capability and a vast library of software functions all reducing the programming cost on more complex systems.

         Our "Daisy Chain TAG Reader" is a radio frequency (RF) Transceiver (both transmitter and receiver) and is a unique product to TagNet. Just like the normal tag, it sends out its unique ID number every 2 seconds. Additionally it will work as a repeater for readers of the same type. We believe that this enables us to build a cheaper wireless chain of TAG readers for applications like guard routes, train wagon readers etc.

         In January 2004, we secured a pilot project with the National United Local and Long Distance Taxi Association (NULLDTA), a 12,000 member organization in South Africa. NULLDTA is one of three main taxi cab associations in South Africa and there is an intense rivalry among the three. NULLDTA's members can use the devices to manage a fleet of taxis more effectively, optimize route coordination and coverage areas, deter vehicle theft, reduce the ability for drivers to be unproductive, reduce unreported cab fares, assist in determining what the cause of an accident may have been, and monitor engine performance and efficiency. Presentations were done to members to this effect and there was an overwhelming response rate of about 80%.

         While interest within NULLDTA remains high, however, we have refocused our efforts on other contracts. The primary reason is that the taxi cab associations in South Africa are managed from the top down making direct customer contact practically impossible. Therefore, we have had to be very dependent upon the leaders of NULLDTA. NULLDTA's leadership has been focused on major legislation currently in the works that would make drastically alter the taxi industry landscape. Our management believes that eventually we should see orders from NULLDTA because its members have shown such a strong interest and continue to send such a message to us.

         In January 2004, we presented TagNet to the Department of Transportation (DOT) in Mexico who invited us to do a demonstration of TagNet, which was completed on May 19, 2004. The Mexican DOT liked the technology's potential for substantial cost savings and increased security for the DOT, especially compared to other solutions that currently exist. The DOT has requested the project specifications for a pilot project for two vehicles spread over a couple of routes. The pilot project concept plan involves monitoring how cement is disappearing from trucks along its routes. We have put together the required components and are working on presenting the project plan sometime during the next two weeks. Upon successful implementation, the DOT would require the companies with which it contracts to utilize the TagNet system on its vehicles. The DOT has communicated that there are over 40,000 registered trucks that would need to convert if it approved the pilot. There can be no assurance the DOT will approve of the pilot.

         In February 2004, TagNet International received its first order through a VAR in Denmark for 100 TagNet units from Glipstrup Transport A/S, a trucking company in Denmark. Glipstrup is utilizing TagNet for fleet and logistics planning and management. In April 2004, Glipstrup increased its order from 100 business module units (high-end, multi-functional model) to 100 business module units and 200 base module units (basic Tag reading unit).

         In June 2004, we submitted a proposal to a train company in South Africa who had contracted a black economic empowerment technology company to provide a solution that can track train locations, decrease cargo shrinkage through tracking, and improve shipping efficiencies. Having failed to deliver a solution after billing the train company about $15 million, the contractor is under pressure to produce a solution by September 2004. However, many of its current sub-contractors are owed about $10 million and are putting pressure on the contractor to get the money from the train company, who has refused to pay the additional money until a solution is provided.

         The proposal, in which we outlined our technology specifications, has been accepted by the train company. The contractor to whom we would be sub-contracted has agreed that TagNet is the preferred solution. Engineers in


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

both companies are agreed that TagNet is a more effective solution and will cost about $25 million less than the other alternative, which has failed to deliver after two years of trying.

         Due to the size of the contract, there are political issues at stake that management believes have stalled our progress with the contract. We are currently utilizing every resource available to apply pressure to allow us to begin the first phase that would involve between five and ten trains all at our own expense. By so doing, we believe there would be no alternative but for the contractor to the train company to move forward with TagNet.

         At the end of August, the consortium of medical experts with whom we signed a Memorandum of Understanding (MOU) has scheduled a demonstration with a large distribution company in South Africa. While separate from the medical applications they are developing under the MOU, the consortium is actively working on bringing potential customers to us.

         In South Africa, we have submitted proposals for a service delivery solution for a water meter reading company, a truck monitoring solution for an energy company, a delivery tracking solution for a cellular company, and a time and attendance solution for a cleaning service company. In Mexico, we are working on submitting a proposal for a petroleum transport company in Mexico that is trying to reduce its loss of petroleum to the black market as a result of shrinkage from its trucks.

         While TagNet has received interest in its products, management wishes to remind investors that there can be no guarantee that any of these demonstrations or pilot projects will result in secured contracts or revenues.

         To date, we have suffered a setback with TagNet due to a production problem where Motorola supplied us with GPRS modems that do not function properly. They initially told us they would be fixed within two weeks. After one week, we began working on a contingency plan. After five weeks, we had completely redesigned and retooled our units to be fitted with another modem from another manufacturer. Motorola has still not corrected the problem. We are considering taking legal action against Motorola for its failure to provide a workable solution and for creating a two month bottleneck in production.

         As a result, the first 300 units that were to be delivered to Glibstrup Transport were delayed. We believe we have resolved these problems and are planning on delivery in August and September. As a result, we believe the revenue we expected to book from this contract will be realized in the three months ended September 30, 2004.

         This production problem with Motorola caused a delay in the production and delivery of demonstration units to our operations in South Africa and Mexico, which are needed in order to demonstrate the technology working "out in the field." We believe the delay in getting the demonstrator down to South Africa has caused us to be about two months behind schedule and has resulted in us not yet having secured a significant order to date. Demonstrators are scheduled to arrive in South Africa and Mexico at the end of August 2004. While sales can take place without demonstrators, we believe that having these demonstrators on-hand will dramatically improve our ability to sell the TagNet solution.

         OUR ADVISORY BOARD. We believe that a large part of our recent business development over the last two months has been a result of the formation of our Advisory Board. The first director who joined the board was Mpumelelo Tshume, who is a South African national. Mr. Tshume recently resigned as the CEO of PetroSA to pursue interests in the commodities trading industry. Petro SA is South Africa's 5.5 billion (South African Rand) national oil company that explores for oil and gas in selected basins around the world, supplies petrochemicals to customers in more than 40 countries, and boasts of having the largest Gas to Liquids (GTL) plant in the world. Mr. Tshume has committed to helping us with our business development and political relations in South Africa and parts of Africa. In particular, he will be working closely with Maximum to help manage a project between Maximum and Versa International that will focus on commodities trading and sourcing products from around the world.

         The second director to join our Advisory Board was Dr. Dingindawo Paulus Shongwe, who is a South African national. Dr. Shongwe is currently the Senior Manager of Peoples Bank, which is subsidiary of the Nedcor Group. Peoples Bank is among the top ten banks in South Africa (by assets) and focuses on offering affordable and understandable products to the emerging market and small and medium enterprises. As the Senior Manager, Dr. Shongwe is responsible for the company's customer education and business development in South Africa. Prior to the Peoples Bank, Dr. Shongwe worked at Standard Bank as the Senior Manager of Group Public Affairs and assisted in the Public Sector Banking Department. Dr. Shongwe has committed to helping us with inroads into and knowledge about the financial community in South Africa and in the African continent. Dr. Shongwe was instrumental in getting the M.POS certification process started and short-tracked. He has taken a keen interest in our village banking initiative and will be helping open doors and provide guidance throughout the project life.


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

Equally important, Dr. Shongwe shares our vision to help make a difference in people's lives and will be helping us to implement our corporate responsibility strategy in South Africa.

         The third director to join our Advisory Board was Sindiswa Mzamo, who is a South African national with vast experience in various roles in the banking industry and political arena. Ms. Mzamo has also had management and leadership positions with blue chip companies in the African continent and internationally. She serves as a board member of Ukulima Mentoring, Niyethu Consulting, Quest Media Agency Communication Strategies, Economic Youth Consortium, Hinkweru Consortium, Brand Baro Matrix, Upright Communications Management Strategies, and Emeatech Energy Africa (Pty) Ltd. As a consultant to The Presidency on `The Status Of Women', she brings a wealth of knowledge and resources in the political world. She has already helped us with her knowledge and experience in the business climate in South Africa, particularly with M.POS and TagNet.

         The fourth director to join our Advisory Board was Andile Mbeki, who is a South African national and emerging leader in South Africa. He was recently appointed to serve on the board of the South African Broadcasting Corporation
(SABC), which is South Africa's largest broadcasting company with millions of television and radio subscribers. Mr. Mbeki has thirteen years of experience in training and development and has been operating at a national level for the last four years by being instrumental in the national skills development processes for South Africa. Mr. Mbeki has worked extensively in building relationships throughout South Africa and held executive positions in various structures in the political arena, trade unions, youth organisations, non-governmental organizations (non-profits) and civic societies. Mr. Mbeki has helped us with political relations and inroads into the key decision makers of business, political and social agendas at the national level.

         The fifth director to join our Advisory Board was Yvonne Chaka Chaka, who is a South African national and one of Africa's most prominent singers. She is commonly referred to as the "Princess of Africa" and has a singing career that goes back almost 20 years during which she has produced 16 albums and has won the Ngomo Award for the grand song prize of Zaire (now DRC) as well as the FNB/SAMA Award for best female singer. Yvonne's passion for singing is also shared by her commitment to eliminate illiteracy in global society - demonstrated by her ceaseless work in UNISA. In 2003, Yvonne was made Goodwill Ambassador for University of South Africa (UNISA) along with Dikgang Moseneke, Judge of the Constitutional Court of South Africa; Nobel Laureate Bishop Desmond Tutu; and former 2001 Miss South Africa Vanessa Careirra. She also teaches literacy part time at UNISA and was recently appointed Goodwill Ambassador for the university. She sits on several boards of charitable and NGO organizations, and was recently appointed to the board of the Johannesburg Tourism Company. A recent big thrill for her was to sing at the 85th birthday party of Nelson Mandela this year. She attended Maximum's last Advisory Board meeting in July and participated in the strategy discussion surrounding Maximum's submission of an extensive proposal to the President of South Africa. She plans to help gather support from prominent politicians, business leaders and other entertainers.

         OUR SOLUTIONS. As we have evolved as a company, we have adapted to the environment in which we operate. As exciting opportunities have emerged, we have pursued them and through partnerships, joint ventures and acquisitions built a large base of infrastructure, technology solutions, back office services, and business management resources. Using our own proprietary technology and incorporating the technology of some of our partners and subsidiaries, we have developed a technology platform that enables us to manage literally any business process or project. Projects we believe we choose to manage must meet strict criteria and are managed either by Maximum, one of its subsidiaries, joint venture or strategic partners.

         As a result, we have evolved into a projects management company that utilizes a fully functional back office located in Cape Town, South Africa to manage business projects. We currently have 26 projects that we are managing either as the direct project managers, relationship managers, or deal brokers. These projects include things like mobile logistics, mobile commerce, village banking, business process management, enterprise application integration, supply chain management and procurement, back office services, wireless Internet communications in urban and rural settings, commodities trading, alternative fuel and economic development businesses. Two of our flagship projects are TagNet and M.POS, which are described later in this section.

         We identify and research products and services that are introduced to us or that we identify to enhance other projects on which we are already working. Because of our deal flow and extensive network of partners, we have built a business model wherein we focus on owning the customer relationship and then providing the solution needed for that customer. As a result, we pick projects that complement, enhance or support other projects we have, thereby achieving economies of scale from the perspective of resources required to service the solution.

         For example, we have been working on developing applications to run on the M.POS terminal, such as systems that enable the device to sell pre-paid vouchers for cellular airtime, power, and water. Through relationships with


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companies we have forged in getting these applications  developed and integrated into back end  systems  and  transaction  switches,  we came  across a couple of
companies  that  are  actively  involved  in  servicing  village  banks.   These
relationships led to our involvement in village banking, which we now treat as a separate project. In this project, we are actively utilizing M.POS as one of the key components of the hardware and software technology needed to meet banking requirements. In mapping out the village banking project, we have identified some of the key components needed, such as cash and asset transit services. In this area, there is interest not only in our village banking project but also in our real-time tracking technology, TagNet, which can monitor and track the vehicles. There is also interest in our alternative fuel project that provides fuel that is cleaner and cheaper than current gas options.

         As such, our primary solution is generically described as project management services and customized solutions for corporations, governments and organizations. Because most of our resources and time have been spent on TagNet and M.POS to date, the majority of our projects revolve around these two solutions. (Please see "Products and Services" for a description of these two solutions that we consider our flagship projects).

INDUSTRY BACKGROUND

         To understand the background of the projects management industry, we believe it is helpful to first start by asking "what is a project?" According to a report published by the Project Management Institute, a project is a temporary endeavor undertaken to create a unique product or service and has a distinct beginning and a definite end. Projects are typically different from the other tasks usually done in an organization and are often critical components of an organization's business strategy.

         According to reports from the Standish Group, more and more companies are being driven by projects. The new project management tools allow project managers to focus, to develop greater understanding of a business, and to manage projects with greater reliability and better-quality outcomes. Due to this focus on the results, companies are actually being managed more and more as a project.

         We estimate that the projects management industry is a well established industry with numerous players in the market. The industry in general went through a significant growth spurt in 1998 and 1999 when companies spent large amounts of money on the Y2K problem. For a lot of projects management companies, the Y2K projects were some of the largest ones they had ever tackled. As a result, a lot of smaller projects management companies emerged and learned a lot from those Y2K projects.

         The research company, the Gartner Group, has released studies that indicate that the current incarnation of the project office is appearing in two distinct models: a centralized management approach, in which the office acts as a contracted project manager, assessing scope, allocating resources, and verifying time, budget, risk, and impact assumptions; and a "coach" model, in which the office acts as a kind of consultant/mentor to project teams, and a source of information on project processes.

         As a result of this trend, we believe we are well positioned in this industry to tap into a market where corporate customers are looking to outsource projects and establish appropriate project management standards, set up project offices to administer them, reduce project cost overruns, decrease project delays, and improve efficiencies.

         A number of trends that are driving the current, rapid evolution of the project management industry and the tools utilized to support it include the following:

         o An explosion of web-based applications allow for web-based project management

         o Improved tools that allow for the interconnecting of offices, subcontractors and service providers

         o        Increases in IT spending

         o More transparent corporate governance is forcing project managers to run more supervised projects

         o        Continued   growth  in  international   commerce,   making  it
                  essential  for  companies  to  look  for  project   management
                  partners in target markets and countries


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PRODUCT AND SERVICES

         As a projects management company, we believe we have numerous products and services to offer. Typically, our starting point is our projects management service which utilizes our back office to provide management services of virtually any business process. Because we currently have 26 projects on which we are working, we also have access to a wide variety of products and services. To date, we have focused a majority of our resources on distributing and selling the products of two of our flagship projects, M.POS and TagNet.

M.POS

         We believe  M.POS2002 is the leading mobile  electronic  funds transfer
(EFT) point of sale (POS) terminal in the market currently. The terminal offers both landline and wireless capability. We believe that M.POS2002 offers all the advantages of modern wireless communications combined with a highly secure, feature rich EFTPOS terminal. The device is a wireless terminal designed to allow merchants to accept payments by means of banking payment cards in any location. M.POS2002 is capable of processing magnetic cards or smart card payments in real time from any location. The terminal can also capture and transmit data for corporate applications, make voice calls and even offer fingerprint verification. It has messaging capabilities that include sending, receiving and printing short message services (SMS), sending and receiving email messages and instant text messages. One of its differentiating features is that the terminal is EMV II certified, which is the most recent security requirement required by banks for POS devices. In Mexico and South Africa, there are no other competing POS devices that are EMV II certified.

         With M.POS, we believe that merchants will no longer be constrained by the location of their telephone lines, nor the narrow services on offer from their traditional EFTPOS. Payment acceptance, prepaid voucher sales, inventory tracking and a host of other applications can all be driven from this highly portable device. What we believe truly differentiates the M.POS2002 is the delivery of further functionality on the terminals. The different applications and solutions that can be programmed for the terminal are examples of such functionality. For example, applications for pre-paid cellular airtime give merchants an easy channel for buying and selling prepaid value vouchers using the M.POS terminal. In our estimation, this gives concrete value to a merchant, who now can supplement his revenues with sales of products that are in great demand.

         The M.POS2002 uses the Nucleus(R) Real-Time Operating System (RTOS), a system with what we believe to be a proven reputation in the performance-critical market that was developed by Accelerated Technology (the Embedded Systems Division of Mentor Graphics Corporation). The Nucleus RTOS is an industrial strength, multi-threaded environment suitable for secure and performance-critical applications involving financial transaction processing. It is portable, flexible and highly scalable, which we estimate allows the M.POS developers to add only the features they want in their wireless terminal. In addition, we believe that Nucleus provides all the system functionality that is needed to be language-independent and capable of multiple communications protocols.

         The M.POS unit is ISO9000 certified and can operate on GSM, GPRS and CDMA cellular platforms plus it has the option for a landline connection that is build into the cradle for the device. MPOS.2002 also has a thermal, graphical printer built into the unit so that receipts and vouchers can be printed from the terminal (10 lines per minute). The keypad is VISA PED compliant and has a secure PIN pad. The unit also includes a biometrics component that can read fingerprints, a RS232 port and 2200mAH batter (1800mAH is an option).

TAGNET

         TagNet is real-time tracking technology wherein a tag reading device utilizes cell phone communications technology to track the location of a small credit card size device called a "Tag". These cost effective tags can be tracked anywhere where there is cell phone coverage. By extending the network through other means, the tag can even be tracked outside of a cell phone network, which makes the tracking device unique.

         A substantial part of the systems that our customers require utilize Radio Frequency (RF) tags. A RF tag is basically a small device that continuously emits a radio signal that uniquely identifies that tag. This allows a tag reader to know which tags are within its reach (20 to 300 meter depending on settings). These tags are ideal for control of cargo on a truck, monitoring of goods moving through a facility, identification of persons/assets etc.

         We offer three versions of our mobile unit with the primary difference between the three being the level of computer capacity that is available in the unit.

         The Basic Module is a simple GPS / GPRS location monitor similar to the one offered from a number of our competitors. It can perform basic functions such as position reports where the location of a vehicle is transmitted when the vehicle moves slowly or stands still. This solution is meant primarily for security purposes and fleet management systems. The Base Module is a tracking device in line with a number of other products in the market. It can read a Global Position or a TAG ID and relay the information to a data center through GPRS communications. The Base Module can be connected to a laptop or PC (via a standard USB port) and with the right drivers installed the laptop can communicate with or through the data center. The Base Module can easily be upgraded to the Smart Module to allow local applications to run on the equipment.

         The Smart Module can handle more complicated tasks such as cargo monitoring. The limitations of this module lay in the number of different tasks that can be performed, the complexity of the tasks, and the complexity of peripheral equipments that can be controlled. The Smart Module can handle one or two on board applications with a few peripherals devices, such as a bar code scanner, printer, and/or telemetric devices (e.g. engine and mechanical measure points for temperatures, flow meters, immobilizers, etc.). If the processes get to complicated or if too many processes or too many peripherals need to be added, it is necessary to upgrade to the Business Module. Management estimates that the majority of its customers will prefer the Smart Module, due to the needs for basic peripheral devices.

         The Business Module has the same capability and flexibility as a PC, enabling it to handle more complex interfaces for peripheral equipments than the Smart Module. Other peripheral devices that can be handled more effectively include touch screen LCD monitors and Ethernet router for connection/interfacing with other computers. It has full multitasking capability and a vast library of software functions all reducing the programming cost on more complex systems.

         The following example provides an illustration of one application of the TagNet technology for a petrol trucking company. A Smart Module is installed on a petrol truck to monitor vehicle location and petrol unloading. When the driving instructions for the driver are printed, the same information is down loaded to the TAGNET Smart Module. The pumping equipment will only switch on when the actual address, which is verified through global positioning technology, is on the list to be serviced. The off-loaded fuel is measured by a flow meter peripheral device. When the driver has off loaded into the necessary tanks, s/he presses "done" and all information is sent via GPRS to the data center. The center returns the confirmation number or invoice number and documentation is printed in the truck for signature by the client. This type of a solution accomplishes several things all in one application.

FUTURE PRODUCTS

         As a projects management company, we are introduced to new products on average about once per week, which collectively are sourced from around the world. Therefore, we anticipate that we will be introducing future products and/or services over the course of this year. However, there can be no assurance that we will be able to successfully develop or source future products or service offerings.

MARKET SEGMENTATION AND POSITIONING STRATEGY

         The projects management industry is largely comprised of technology focused companies that utilize a series of software applications to manage projects for corporations that are outsourcing specific business functions. We believe we are taking a new approach in projects management by executing two distinct positioning strategies.

         GLOBAL PENETRATION OF CORE INDUSTRIES. Our eventual goal is to own between 2% and 10% of every core service and products industry globally (starting with Africa, South America and China)

         CENTRALIZED SERVICE PLATFORM. We have built and are continually growing a full scale, integrated back office that utilizes state of the art technology in order to automate the entire processes of business and projects management. The capabilities of this back office are enhanced by the numerous products, solutions and services that we source or have available to us through the projects we manage. By maintaining a centralized core through which everything operates, we are able to effectively manage and automate numerous business processes and integrate all of the partners working on a project into one centralized platform.

         EXTENSIVE PARTNERSHIP NETWORK. As a result of the above two strategies, we believe we are able to identify and provide new business opportunities to already established businesses who have the infrastructure to launch and support new products and services. By tapping into well-established companies, we expect that we are able to reduce our overhead costs, keep our company lean and flexible, and take on significantly more projects than we could on our own. As our project scope increases and we gain traction in securing projects to manage, we anticipate being able to attract more and more partners who want to be involved in a truly global operation.

         RAISING THE BAR OF BUSINESS CONDUCT. Part of our core philosophy as a company is to look for ways to utilize business to solve complex social and economic problems. Our commitment to this has resulted in winning the support of prominent business and political leaders in the regions where we are currently conducting business. For example, we are looking to utilize the M.POS device as a means to bring traditional banking products to the "unbankable", which provide significant improvement in the lives of those traditionally ignored by commerce. By identifying ways to tap into new business opportunities in countries and areas where economies have previously been under-developed or untapped, we find we are often the only market entrants, which we believe to be a competitive advantage. We believe we can set a new standard for how global businesses should conduct business in the regions where they operate by truly working to improve the communities in which they operate.

         STIMULATING JOB CREATION. In many cases, projects being launched in under-developed or untapped regions are often new businesses created by us but majority owned and operated by the developing communities in which they are started. They are supported by us through education, training and the supply of infrastructure and resources. As such, we do not seek to employ large numbers of people, but rather to stimulate job creation for others by putting people into businesses of their own through strategic partnerships.

         There can be no assurance that our distinctive positioning model will be successful in securing additional partners, projects or revenue.

MARKETING STRATEGY

         Currently,  our  primary  source of  marketing  and sales comes from an extensive network of strategic partners, joint venture partners and subsidiaries. Collectively, this group represents more than 40 independent contractors, 7 strategic partner companies, 1 joint venture and 4 subsidiaries in five continents and 11 countries around the world. We refer to this growing group of entities as our `channel partners'.

         We employ a strategy of hiring most of our channel partners on a performance basis and utilize in most cases a strategy wherein we utilize part of that payment in stock. We treat that stock based compensation as the channel partner's budget so that there is an incentive to be a good steward of resources, work efficiently and come in under budget, resulting in the channel partner retaining some of the stock. Since 90% of our channel partners have come in under budget, the result is a network of channel partners that have an equity stake in us. As a result, we believe that they are highly motivated to drive value to us in the hopes of increasing the value of their ownership stake.

         To date, management believes this strategy has been successful as evidenced by the constant flow of business opportunities brought to us from channel partners.

PRICING STRATEGY

         One of the reasons we set up our main base of operations in South Africa is to benefit from the highly skilled labor force at cost effective rates. Our cost advantage allows us to underbid most project management service companies, which tend to be located in North America and Europe where costs of highly skilled labor is higher.

         As a result, we are able to offer competitive pricing for competitive services such as project management and back office services. However, our pricing strategy is typically defined by our method of approaching business opportunities, which revolves around only selecting projects where there is a clearly defined customer segment with customers already interested or ready to purchase the product or service. For example, we acquired TagNet and the exclusive distribution rights to M.POS because we had potential customers interested in the respective solutions and actually had them participate in the evaluation of the technology. As a result, we very quickly ascertained that both technologies are priced significantly lower than current competitive offerings, yet they offer superior solutions and capabilities.

         This approach allows us to determine the price sensitivity points to a product or solution before an official proposal is even submitted to a potential customer. In utilizing this methodology, we recently submitted a quote for M.POS to a bank and knew that our price would be within their acceptable parameters. We also knew that it would be significantly lower than other POS products being submitted. We wish to remind investors, however, that there can be no assurance that this approach will result in successful procurement of customer contracts.

         COMPETITIVE  ENVIRONMENT.  The  competitive  environment of the project management services industry is highly fragmented due to the wide variety of projects that are managed. While we recognize that there are other well-established, better capitalized competitors, we believe we are well positioned to become a global player in this field.

         First, our advisory board members are seasoned executives and politically connected who are able to open doors for us around the world that are often closed to other companies. For example, one of our advisory board members accompanied us on a trip to Beijing where we were able to meet with one of the largest companies in China. Thanks in part to this board member, we were able to develop a relationship with the decision makers of this company and currently have an open invitation to begin working on projects in China with them.

         Secondly, our philosophy of utilizing business as a tool to help people appeals to many companies that are looking for a differentiating factor when evaluating subcontractors or partners. Based upon our experience, we believe that this is why we have had doors open for us within departments of the government, state-owned companies, multinational companies, medium sized corporations, and start-ups in every region where we are conducting business.

         Lastly, as we continue to experience growth in each region where we conduct business, we believe our appeal as a supplier, vendor, contractor or partner increases. Several of our channel partners have communicated to us that they are excited to be involved with a global company that is doing business around the world with diversified product and service offerings. Since many of our channel partners are equity partners as well, we believe that they like the idea that not only can they benefit from driving value in their respective project or projects but that they can also benefit from other business units or projects that are growing as well. Based upon our experience, we believe that this is the reason why we have so many different companies coming to us with business opportunities.

         However, we cannot give assurance that we will be able to penetrate the projects management market or the markets in which our projects are focused. Even if our product or service is technologically superior and more cost-effective, we do compete with more established companies that have resources to defend their market share and fend off new entrants.

EMPLOYEES

         As of August 16, 2004, we have a total of 40 employees, six of whom are our executive officers. We have entered into employment agreements with these individuals. We also contract with about 15 contractors who work for us full-time. Management expects that as the need arises, we may employ temporary and part-time employees to work on the servicing of customer accounts. We presently have no labor union contract between us and any union and we do not anticipate unionization of our personnel in the foreseeable future.

RESEARCH AND DEVELOPMENT

         We have not engaged in any research and development other than the development of our TagNet technology and back office software and service platform. Several of our strategic partners have been contracted to further develop our technologies and solutions. We have several partners working on the development of applications to be used on the M.POS device. We intend to use these applications in our service offerings and may license these applications in appropriate situations. We foresee the possibility that we may need to begin allocating some resources to research and development over the course of this year.

                                   MANAGEMENT

         Our directors and officers are as follow:

NAME AND ADDRESS          AGE              POSITION
----------------          ---              --------
Eric Majors               34               Chief Executive Officer and Chairman of the Board of Directors

Joshua Wolcott            31               Chief Financial Officer, Secretary of the Board and Director

Paul Stabnow              26               Chief Technology Officer, Director

Franco Maccioni           40               Managing Director, Maximum Dynamics SA

Johannes Clausen          48               Managing Director, TagNet International A/S

         Below are biographies of our executive officers as of August 16, 2004:

         ERIC MAJORS, CHAIRMAN, CHIEF EXECUTIVE OFFICER, CORPORATE SECRETARY AND CHAIRMAN OF THE BOARD OF DIRECTORS. Prior to founding the Company in 2000, Mr. Majors ran Force Financial Systems Group ("FFSG"), a registered investment advising firm that is registered in the State of Colorado. Prior to founding FFSG in 1996, Mr. Major worked for MCI Worldcom as a Senior Design Engineer. Other positions he has held include Design Engineer, Ford Microelectronics; Design Engineer, Catalina Research, and Software Engineer for Stanford Telecom. As an engineer, Mr. Majors has extensive experience in computer chip design, software development and Internet based technologies. Mr. Majors is also a Registered Financial Advisor in the State of Colorado and, as such, serves as an individual and corporate consultant in the field of financial investments, fund management, international investments and financial trading models.

         Mr. Majors received his Bachelors of Science Degree in Electrical Engineering from the University of Colorado with an emphasis in Computer Science. Mr. Majors is a part time member of the teacher's faculty of Denver Technical College (DeVry, Inc.) and serves as an instructor of the C/C++ course series from beginner through advanced. Mr. Majors is not an officer or director of any other reporting company.

         JOSHUA N. WOLCOTT, CHIEF FINANCIAL OFFICER. Mr. Wolcott has been our chief financial officer and one of our directors since October 2002. From 2001 to 2002, Mr. Wolcott was the CEO of Barrington Gap, Inc., which we acquired on October 8, 2002. From 1998 to 2001, Mr. Wolcott worked for the Hoffman Row Group, Inc., a small investment bank, where he assisted in the financing of start-up and early stage companies, taking companies public, mergers and acquisitions, and strategy/business plan consulting.

         Before the Hoffman Row Group, Mr. Wolcott worked for World Vision International where he designed, financed and implemented a small community bank in Asia where he managed a multinational staff of 18. By the time Mr. Wolcott left, the bank had valuated approximately 5,000 small businesses and financed more than 1,000 of them. Mr. Wolcott has been engaged in numerous consulting projects, ranging from business strategy development to marketing to financial analysis. Mr. Wolcott has been involved in the executive level of the finance field for six years in various roles working with dozens of start-up companies. His experience in the investment banking and venture capital communities will help us to move forward with our business plan.

         Mr. Wolcott holds an International MBA from the Monterey Institute of International Studies and a Bachelors of Arts in Economics from Pepperdine University. Mr. Wolcott is not currently an officer or director of any other reporting company.

         PAUL STABNOW, CHIEF TECHNOLOGY OFFICER. Mr. Stabnow has been our chief technical officer and one of our directors since December 2002. Mr. Stabnow was the Chief Technical Officer of Barrington Gap and joined us after we acquired Barrington Gap. From 1998 to 2001, he was the Chairman and co-founder of Internet Marketing Tech, Inc. Mr. Stabnow is an expert in network configuration, network administration and database layout and relationships in a web-based environment. He is fluent in several programming languages/scripts including C/C++, x86 Assembly, HTML, ASP and the interfacing of CGI/ISAPI applications.

         Mr. Stabnow brings a solid background of technical aspects that will help the Company to bring its excellent software products to the market. His experience in the security aspects of networks and transmission of information enable the Company to offer its customers secure and protected data exchanges, which is critical to the product offering. An accomplished entrepreneur, Mr. Stabnow has helped develop and launch several companies in the software development and network administration sectors. He has held positions as a Chairman, President, Information Technology Specialist and Technical Service Associate. Mr. Stabnow is not an officer or director of any other reporting company.

         FRANCO MACCIONI. Mr. Maccioni is the Managing Director of Maximum Dynamics SA, formerly Unilogic Solutions. Before founding Unilogic Solutions, Mr. Maccioni held the position of Managing Director at Expressed Solutions (Pty) Ltd, a company that he co-founded in 1998 and co-owned. Under his guidance and management, the company conceptualized, developed and brought to market the Docmate(TM) Integrated Document Management System, a generic suite of imaging, archiving and retrieval software. Mr. Maccioni also developed the product range and branding around the product line, Intellimate(TM), a suite of mobile software systems for Mobile PDA systems. Mr. Maccioni has 18 years of experience in the IT industry, having held positions with IT consulting firm Kaplan & Hull and prior to that with Cape Cardiff Data, an outsourced MIS company. Mr. Maccioni is not an officer or director of any other reporting company.

         JOHANNES CLAUSEN. Mr. Clausen is the Managing Director of TagNet International A/S. Representing our international alliance and strategic business interests, Mr. Clausen is an integral part of Maseco's development infrastructure. In 1996, Mr. Clausen assisted in founding Maseco System Integrators (Pty) Ltd and also took a directorship (financial) with the company. In the same year, he was appointed managing director of the Compel Group, which includes such companies as Compel A/S, CommGroup A/S, Mobile Data Communication A/S and Business Research A/S. Since 1982, he has founded and managed several Danish companies including Compel A/S (1985), Adcomp Denmark A/S (1990), Azlan Denmark A/S (1993), CommGroup A/S (1994) and Mobile Data Communication A/S
(1995). He also served on the board of directors of the European-based companies Adcomp Europe (1990-1992) and Azlan Europe (1993-1994). Mr. Clausen studied Mathematics and Physics at the University of Copenhagen as well as Electronics and Information Technology at the Technical University of Copenhagen. Mr. Clausen is not an officer or director of any other reporting company.

         All directors hold office until the next meeting of shareholders or until their successors are elected and have qualified. Our executive officers serve at the discretion of the board of Directors.

         There is no family relationship between any of our officers or directors. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

AUDIT COMMITTEE AND FINANCIAL EXPERT

         Because our Board of Director currently consists of only three members and we do not have the resources to expand our management at this time, we do not have an audit committee, nor do we have a financial expert on our Board of Directors as that term is defined by Item 401(e)2. It is our goal to set up an audit committee and add a financial expert to our Board this year.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following summary compensation table shows certain compensation information for services rendered in all capacities for the years ended December 31, 2003 and 2002. Other than as set forth herein, no executive officer's cash salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred:

===================== ====== =================================== ============================================ =================
                                    ANNUAL COMPENSATION                    LONG TERM COMPENSATION
--------------------- ------ -------- -------- ----------------- ------------------------------- ------------ -----------------
                                                                             AWARDS                PAYOUTS
                                                                 ------------- ----------------- ------------
                                                                  RESTRICTED      SECURITIES        LTIP
NAME AND PRINCIPAL    YEAR   SALARY   BONUS      OTHER ANNUAL       STOCK         UNDERLYING                     ALL OTHER
POSITION                       ($)      ($)    COMPENSATION ($)   AWARDS ($)   OPTIONS/SARS (#)  PAYOUTS ($)    COMPENSATIOn
--------------------- ------ -------- -------- ----------------- ------------- ----------------- ------------ -----------------
Eric R. Majors -      2002   None     None     None              None          None              None         $72,000(1)
Chief Executive
Officer, Secretary,
former Chief
Financial Officer
--------------------- ------ -------- -------- ----------------- ------------- ----------------- ------------ -----------------
                      2003   None     None     None              None          None              None         None
--------------------- ------ -------- -------- ----------------- ------------- ----------------- ------------ -----------------
Rodney Ramsay -       2002   None     None     None              None          None              None         None
former President
--------------------- ------ -------- -------- ----------------- ------------- ----------------- ------------ -----------------
                      2003   None     None     None              None          None              None         None
--------------------- ------ -------- -------- ----------------- ------------- ----------------- ------------ -----------------
Nathan Enger -        2002   None     None     None              None          None              None         None
former Vice
President
--------------------- ------ -------- -------- ----------------- ------------- ----------------- ------------ -----------------
                      2003   None     None     None              None          None              None         None
--------------------- ------ -------- -------- ----------------- ------------- ----------------- ------------ -----------------
Joshua Wolcott -      2003   None     None     None              None          None              None         $72,000(1)
Chief Financial
Officer
--------------------- ------ -------- -------- ----------------- ------------- ----------------- ------------ -----------------
                      2002   None     None     None              None          None              None         None
--------------------- ------ -------- -------- ----------------- ------------- ----------------- ------------ -----------------
Paul Stabnow -        2003   None     None     None              None          None              None         $27,900(1)
Chief Technical
Officer
--------------------- ------ -------- -------- ----------------- ------------- ----------------- ------------ -----------------
                      2002   None     None     None              None          None              None         None
--------------------- ------ -------- -------- ----------------- ------------- ----------------- ------------ -----------------
Franco Maccioni -     2003   None     None     None              None          None              None         $33,300(1)
Managing Director,
Maximum Dynamics SA
--------------------- ------ -------- -------- ----------------- ------------- ----------------- ------------ -----------------
Johannes Claussen -   2003   None     None     None              None          None              None         $27,000(1)
Managing Director,
TagNet
International A/S
--------------------- ------ -------- -------- ----------------- ------------- ----------------- ------------ -----------------

===================== ====== ======== ======== ================= ============= ================= ============ =================

         (1)      Represents stock issued for services.

         Directors do not receive any fees for services on the Board of Directors. Directors will be reimbursed for their expenses for each meeting they attend.

EMPLOYMENT AGREEMENTS

         We have employment agreements in place with Eric Majors, Joshua Wolcott and Paul Stabnow. In October 2002, our three officers signed three year employment agreements that can be renewed by the approval of the Board of Directors.

         Pursuant to Mr. Majors' employment agreement, his annual salary is $108,000, to commence when the Company receives $1,000,000 in financing or has $250,000 in revenue. Subject to the approval of the Board of Directors, Mr. Majors is also eligible to receive a target bonus of 80% of his annual salary and a target option allocation of $750,000 at a 45% discount to the stock's bid price. Mr. Majors is also entitled to receive a retention bonus of $97,200 per year on each of the first three anniversary dates of the agreement, which may be payable in shares of common stock. The agreement also contains certain severance provisions.

         Pursuant to Mr. Wolcott's employment agreement, his annual salary is $102,000, to commence when the Company receives $1,000,000 in financing or has $250,000 in revenue. Subject to the approval of the Board of Directors, Mr. Wolcott is also eligible to receive a target bonus of 80% of his annual salary and a target option allocation of $500,000 at a 45% discount to the stock's bid price. Mr. Majors is also entitled to receive a retention bonus of $91,800 per year on each of the first three anniversary dates of the agreement, which may be payable in shares of common stock. The agreement also contains certain severance provisions.

         Pursuant to Mr. Stabnow's employment agreement, his annual salary is $102,000, to commence when the Company receives $1,000,000 in financing or has $250,000 in revenue. Subject to the approval of the Board of Directors, Mr. Stabnow is also eligible to receive a target bonus of 80% of his annual salary and a target option allocation of $500,000 at a 45% discount to the stock's bid price. Mr. Stabnow is also entitled to receive a retention bonus of $91,800 per year on each of the first three anniversary dates of the agreement, which may be payable in shares of common stock. The agreement also contains certain severance provisions.

         We also contract with about 15 contractors who work for us full-time. Management expects that as the need arises, we may employ temporary and part-time employees to work on the servicing of customer accounts. We presently have no labor union contract between us and any union and we do not anticipate unionization of our personnel in the foreseeable future.

EQUITY COMPENSATION PLANS

         We have no securities authorized for issuance under any equity compensation plans.

                             DESCRIPTION OF PROPERTY

PROPERTY

         We do not own any real property. We currently lease our facilities from Executive Systems in Colorado Springs and from Bayside Property Management in Cape Town, South Africa. Our facilities in Colorado Springs consist of one administrative office and two network operations centers or NOCs. The lease for these facilities is $450 per month for each of these three facilities. Our office space is approximately 500 square feet. Our NOCs are each approximately 150 square feet in size. We assumed these leases from a related party. In January 2004, we moved into facilities in Cape Town that consist of two floors of offices. The lease for these facilities is $4,545 per month and our office space is approximately 5,500 square feet. Our management believes our current office space will be sufficient for our current operations due to our subsidiary E-SAP committing to building an office park for us. Should we relocate our facility, there can be no assurance that we will be able to find sufficient space at reasonable costs.



FACILITIES

         Our executive,  administrative  and operating officers are located at 2
N. Cascade Avenue, Suite 1100, Colorado Springs, CO 80903. We do not presently own any interests in any real estate. We believe that our current facilities are adequate for the next twelve months, unless we greatly expand our operations.

         In South Africa, our subsidiary leases the following facilities: Unit 6, at Village Square, Parklands, which occupies approximately 1,500 square feet; Units 1+2 at Village Square, Parklands, which occupy approximately 3,500 square feet total; and Residential at 19 Blues, Sandton, which occupies approximately 900 square feet. The aggregate rental paid on these facilities is $5,500 per month.

         In Denmark, our facility is located at Herstedvesterstraede 56 DK-2620, Albertslund and occupies approximately 600 square feet; our rental for that space is $640 per month.

         We also have office space provided for us by our strategic partners Solucionarte S.C. and Integrav, S.A. de C.V. in Mexico City as well as by M.POS Holdings Ltd. in Hong Kong and Beijing, China.

                                LEGAL PROCEEDINGS

         There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

         On April 15, 2004, the Company received a request from the Central Regional Office of the Securities and Exchange Commission for certain documents including those relating to contract information for, and purchases of securities by, the Company's officers, agreements with and services provided by certain strategic partners and consultants. The Company responded promptly and will fully cooperate with any further requests from the SEC. The SEC's letter states that the staff's inquiry should not be construed as an indication that any violation of federal securities laws has occurred or as a reflection on any person, entity or security.

                             PRINCIPAL STOCKHOLDERS

         The following table contains information about the beneficial ownership of our common stock as of August 16, 2004, for:

         (i) each person who beneficially owns more than five percent of our common stock;

         (ii)     each of our directors;

         (iii)    the named executive officers; and

         (iv)     all directors and executive officers as a group.

                                                                                    COMMON STOCK
                                                                                BENEFICIALLY OWNED
                                                                        ----------------------------------
         NAME/ADDRESS                            TITLE OF CLASS           AMOUNT             PERCENTAGE (1)
         Eric Majors                             Common Stock           8,575,000                10.4%
         P.O. Box 7812 Colorado Springs, Colorado 80933

         Joshua Wolcott                          Common Stock           8,460,000                10.1%
         2 N. Cascade Ave, Suite 1100
         Colorado Springs, Colorado 80933

         Paul Stabnow                            Common Stock           2,140,000                 2.5%
         P.O. Box 713
         Green Mountain Falls, Colorado 80933

         Franco Maccioni                         Common Stock           7,707,353                 9.2%
         Unit 6, College Park
         Parklands, 7441, South Africa

         Johannes Clausen                        Common Stock           6,200,000                 7.4%
         Unit 6, College Park
         Parklands, 7441, South Africa

         Officers and directors as a group                             33,082,353                39.9%

         JC Holdings                             Common Stock           5,500,000                 6.5%
         2 North Cascade, Suite 1100
         Colorado Springs, Colorado 80903


----------
(1) Applicable percentage of ownership is based on 81,110,294 shares of common stock outstanding as of August 16, 2004, for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of August 16, 2004, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         There  have  been  no  related  party  transactions,   except  for  the
following:

         Eric Majors, our chief executive officer and Chairman, provided office space to us at no charge from inception through December 31, 2002.

         On January 2, 2002, an officer advanced us $500 to open a bank account, which was repaid prior to March 31, 2002. Also in January 2002, our officers contributed software programming, business development and administrative services.

         During the three month period ended March 31, 2002, we paid a $3,000 expense on behalf of Barrington Gap. Our president, Mr. Majors, our chief executive officer and Chairman, was the former vice-president of that company. We expect to continue to receive compensation pursuant to our contract with Barrington Gap even though we paid an expense on Barrington Gap's behalf. As of May 2002, Barrington Gap had repaid us the $3,000 sum paid on their behalf. We paid this sum because one of Barrington Gap's customers had not made a timely payment, and we wished to cover that expense. As of May 2002, this particular Barrington Gap customer paid its accounts with Barrington Gap to cover services through August 2002.

         During a special shareholders' meeting held November 27, 2002, our shareholders approved the purchase of the assets of Barrington Gap, Inc., a Colorado corporation, ("BGI"), in exchange for stock and other consideration pursuant to an agreement ("Agreement") dated October 8, 2002 between us and BGI. The Agreement provided that we would write off the $47,000 in accounts receivable that BGI owed us, and that we would pay the remaining $53,000 by means of issuing 1,060,000 shares of our common stock priced at $0.05 per share. One of BGI's shareholders is Joshua Wolcott, who is also our chief financial officer and a director, and one of our principal shareholders. On November 29, 2002, BGI was issued 1,060,000 pre-split shares of our common stock pursuant to the terms of the Agreement. As a result of this transaction, Mr. Wolcott directly and personally became the owner of an additional 1,060,000 pre-split shares of our common stock by virtue of his position as shareholder and president of Barrington Gap, Inc.

         In October 2002, Mr. Joshua Wolcott was appointed as our Chief Financial Officer and as one of our directors. On November 19, 2002, Mr. Wolcott purchased 1,500,000 pre-split shares of common stock from Mr. Ramsay, our former officer and director. As a result of that transaction, Mr. Wolcott directly and personally became the owner of 3,900,000 post-split shares of our common stock. Mr. Wolcott is also the President and a majority shareholder of Barrington Gap, Inc., a Colorado corporation, which owns 2,650,000 post-split shares, and whose assets we acquired on November 27, 2002.

         During the year ended December 31, 2002, our officers contributed software programming, business development and administrative services to us valued at $181,875.

         In September 2003, we issued the following common stock as compensation to our officers: 2,000,000 shares to Eric Majors, 1,875,000 shares to Joshua Wolcott, 800,000 shares to Paul Stabnow, 600,000 shares to Franco Maccioni.

         In December 2003, we issued the following common stock as compensation to our officers: 200,000 shares to Eric Majors, 200,000 shares to Joshua Wolcott, 75,000 shares to Paul Stabnow, 125,000 shares to Franco Maccioni and 150,000 shares to Johannes Clausen.

         In December 2003 we issued 50,000 shares of our common stock to Dingindawo Paulus Shongwe for, 200,000 shares of our common stock to Mpumelelo Tshume and 150,000 shares of our common stock to Sindiswa Mzamo in exchange for advisory board services.

         During the year ended December 31, 2003, our officers contributed software programming, business development and administrative services to us valued at $205,850.

         With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

         o        disclosing such transactions in prospectuses where required;

         o disclosing in any and all filings with the Securities and Exchange Commission, where required;

         o        obtaining disinterested directors consent; and

         o        obtaining shareholder consent where required.

         During the three months ended March 31, 2004, the Company issued 1,330,000 shares of its no par value common stock to officers and employees as compensation. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share. Stock-based compensation expense of $133,000 was recognized in the accompanying consolidated financial statements for the three months ended March 31, 2004.

         During the three months ended March 31, 2004, an officer contributed $6,667 to the Company to assist in the repayment of promissory notes. The $6,667 is included in the accompanying condensed consolidated financial statements as an increase to additional paid-in capital.

         Three officers contributed software programming, business development and administrative services to the Company during the three months ended March 31, 2003. The time and effort was recorded in the accompanying financial statements based on the prevailing rates for such services, which ranged from $50 to $100 per hour based on the level of services performed. The services are reported as contributed services with a corresponding credit to additional paid-in capital.

         During the period ended June 30, 2004, we issued 2,500,000 shares of our par value common stock to certain officers, advisory board members and employees as payment for salaries. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $0.19 per share. Stock-based compensation expense of $475,000 is recognized in the accompanying consolidated financial statements for the period ended June 30, 2004.

         During the period ended June 30, 2004 we entered into transactions with regard to the rental of computer equipment and motor vehicles from an affiliate. The affiliate is a closely held corporation formed in South Africa whose sole member is our Chief Executive Officer. The related party transaction expenses totaled $57,758, which are based on prevailing market rates less 20% for such rentals. The outstanding amount of $38,458 owned to the related party is carried in the balance sheet for the period ended June 30, 2004

         In May 2004, we purchased computer consulting services from an affiliate based in Colorado, USA. Our Chief Technical Officer is a director of the Colorado firm. The transaction amount totaled $40,000. This transaction has been included in outside services in the consolidated financial statements.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         Maximum Dynamics' common stock is traded on the Over-the-Counter Bulletin Board under the symbol "MXDY". The following table sets forth, for the periods indicated, the high and low bid prices of a share of common stock for the last two years.

                                                 HIGH BID              LOW BID
                                                 --------              -------
         2004
         Quarter Ended June 31, 2004               $0.32                $0.11
         Quarter Ended March 31, 2004              $0.37                $0.18
         2003
         Quarter Ended March 31, 2003              $0.07                $0.01
         Quarter Ended June 30, 2003               $0.01                $0.01
         Quarter Ended September 30, 2003          $0.07                $0.01
         Quarter Ended December 31, 2003           $0.10                $0.03
         2002
         Quarter Ended March 31, 2002              $0.08                $0.01
         Quarter Ended June 30, 2002               $0.02                $0.01
         Quarter Ended September 30, 2002          $0.08                $0.01
         Quarter Ended December 31, 2002           $0.15                $0.03

HOLDERS OF COMMON EQUITY

         At August 16, 2004 there were 105 registered shareholders holding 84,111,294 of record of our issued common shares.

DIVIDENDS

         Maximum Dynamics has never paid any dividends on its capital stock. Maximum Dynamics currently expects that it will retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any decision on the future payment of dividends will depend on our earnings and financial position at that time and such other factors as the Board of Directors deems relevant.

                            DESCRIPTION OF SECURITIES

GENERAL

         Maximum Dynamics' authorized capital consists of 200,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock, no par value. At August 16, 2004, there were 84,110,294 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to Maximum Dynamics' capital stock contained in its Articles of Incorporation and By-Laws. The summary is qualified in its entirety by reference to Maximum Dynamics' Articles of Incorporation and By-Laws.

COMMON STOCK

         Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is Maximum Dynamics' present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.



PREFERRED STOCK

         The Board of Directors is authorized, within the limitations and restrictions prescribed by law or stated in the Articles of Incorporation, and by filing a certificate pursuant to applicable law of the State of Colorado, to provide for the issuance of preferred stock in series and (i) to establish from time to time the number of shares to be included in each series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing and alteration of the dividend rights, dividend rate, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of preferred stock; and (iii) to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status, which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

TRANSFER AGENT

         Our transfer agent is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. Its telephone number is (303) 262-0600.

LIMITATION OF LIABILITY: INDEMNIFICATION

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Maximum Dynamics to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of Maximum Dynamics.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Maximum Dynamics pursuant to the foregoing, or otherwise, Maximum Dynamics has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

         AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of

Maximum Dynamics that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Maximum Dynamics' Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

                                     EXPERTS

         The consolidated financial statements as of and for the years ended December 31, 2003 and 2002 included in the Prospectus have been audited by Cordovano and Honeck, P.C., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Maximum Dynamics' ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The MC Law Group will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                             MAXIMUM DYNAMICS, INC.
                              FINANCIAL STATEMENTS

                             MAXIMUM DYNAMICS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Condensed Consolidated Balance Sheet at June 30, 2004 (Unaudited)...........F-1

Condensed Consolidated Statements of Operations for the Three and
     Six Months Periods ended June 30, 2004 and June 30, 2003
     (Unaudited) ...........................................................F-2

Condensed Consolidated Statements of Shareholders' Equity from
     December 31, 2003 through June 30, 2004 (Unaudited) ...................F-3

Condensed Consolidated Statement of Cash Flow for the Six Month
     Period ended June 30, 2004 (Unaudited) ................................F-4

Notes to Condensed Consolidated Financial Statements (Unaudited)............F-5

Auditor's Report ...........................................................F-7

Consolidated Balance Sheet at December 31, 2003.............................F-8

Consolidated Statements of Operations for the years ended
     December 31, 2003 and 2002.............................................F-9

Consolidated Statement of Changes in Shareholders' Deficit from
     January 1, 2002 through December 31, 2003.......................F-10 - F-11

Consolidated Statements of Cash Flows for the years ended
     December 31, 2003 and 2002............................................F-12

Notes to Consolidated Financial Statements.......................... F-13 - F-25

                             MAXIMUM DYNAMICS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                  JUNE 30, 2004

                                                          ASSETS
Current assets:
  Cash                                                                                                          $    18,705
  Accounts receivable                                                                                                72,161
  Employee advances                                                                                                   6,154
  Inventory                                                                                                         135,112
                                                                                                                -----------

Total current assets                                                                                                232,132

  Property and Equipment                                                                                            170,656
  Accumulated depreciation                                                                                         (69,463)
  Intangible assets                                                                                                 531,950
  Accumulated amortization                                                                                         (74,669)
  Other assets                                                                                                       53,424
                                                                                                                -----------

Total assets                                                                                                    $   844,030
                                                                                                                ===========
                                           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts and notes payable                                                                                    $   444,799
  Other current liabilities                                                                                           1,781
                                                                                                                -----------
    Total current liabilities                                                                                       446,580
                                                                                                                -----------

  Convertible debentures (Note 4)                                                                                   200,000
                                                                                                                -----------
    Total liabilities                                                                                               646,580
                                                                                                                -----------

Minority interest                                                                                                   (6,263)
                                                                                                                -----------

Shareholder's equity:
  Common stock                                                                                                    6,462,633
  Additional paid-in capital                                                                                        579,892
  Retained deficit                                                                                              (6,841,254)
  Accumulated other comprehensive income:
  Cumulative translation adjustment                                                                                   2,442
                                                                                                                -----------

    Total shareholders' equity                                                                                      203,713
                                                                                                                -----------
                                                                                                                $   844,030
                                                                                                                ===========

     See accompanying notes to condensed consolidated financial statements.

                             MAXIMUM DYNAMICS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                    THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                        JUNE 30,                         JUNE 30,
                                                            -----------------------------    --------------------------------
                                                                  2004            2003             2004              2003
                                                            --------------   ------------    ---------------   --------------
Revenue                                                           98,345          37,599      $     363,143     $   117,973

  Cost of Revenue                                                 73,370           2,486             73,370          38,657
  Stock based compensation (Note 2)                              475,000             ---          1,489,000         127,250
  Selling, general and administrative                            302,694          24,780            683,206         193,342
  Contributed services                                               ---          60,350                ---         109,725
  Depreciation and amortization                                   47,410         132,870             95,166         265,575
                                                            --------------   ------------    ---------------   --------------
    Total operating expenses                                     898,474         220,486          2,340,742         734,549
                                                            --------------   ------------    ---------------   --------------

Operating loss                                                  (800,129)       (182,887)        (1,977,599)       (616,576)

  Gain on forgiveness of debt                                        ---             ---            426,900             ---
  Gain on collection of receivables
    previously written off                                         5,000             ---             95,500             ---
  Interest Expense                                                 3,428         166,998              9,737         215,961
                                                            --------------   ------------    ---------------   --------------
  Loss before income taxes and
    minority interest                                           (798,557)       (349,885)        (1,464,936)       (832,537)

Income tax provision (Note 3)                                        ---             ---                ---             ---

                                                            --------------   ------------    ---------------   --------------
Loss before minority interest                                   (798,557)       (349,885)        (1,464,936)       (832,537)

Minority interest in income of
  consolidated subsidiaries                                        2,934             ---                ---             ---

Net loss                                                        (795,623)       (349,885)      $ (1,464,936)     $ (832,537)
                                                            ==============   ============    ===============   ==============

Basic and diluted loss per share                                   (0.01)          (0.01)          $  (0.02)     $    (0.02)
                                                            ==============   ============    ===============   ==============

Weighted average common shares outstanding                    77,119,166      33,615,000         76,213,142      31,494,167
                                                            ==============   ============    ===============   ==============


     See accompanying notes to condensed consolidated financial statements.

                             MAXIMUM DYNAMICS, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                   (UNAUDITED)

                                                                                       OTHER
                                                                                    COMPREHENSIVE
                                                                                        LOSS
                                             COMMON STOCK           ADDITIONAL       CUMULATIVE
                                        -----------------------      PAID-IN          RETAINED       TRANSLATION
                                          SHARES       AMOUNT        CAPITAL          DEFICIT         ADJUSTMENT       TOTAL
                                        ----------   ----------     ----------      -------------    -----------   -----------
December 31, 2003                       61,809,687   $4,542,719     $  573,225       (5,597,547)      $      264   $ (481,339)
                                        ==========   ==========     ==========       ===========      ==========   ===========

Common stock issued in lieu of
  compensation to officers and
  employees (Note 2 and Note 6)          7,581,146      755,414          6,667               ---             ---       762,081
Common stock issued in exchange
  for consulting
  services (Note 6)                      6,895,000      689,500            ---               ---             ---       689,500
Common stock issued in E-Sap
  acquisition agreement
(Notes 6 and 9)                          2,000,000      200,000                                                        200,000
Comprehensive loss                                                                     (448,084)                      (448,084)
Common stock cancelled in E-Sap
  acquisition agreement                 (2,000,000)    (200,000)           ---               ---             ---      (200,000)
Sale of common stock (Note 6)            2,500,000      475,000            ---               ---             ---       475,000
  Comprehensive loss:
  Net loss                                     ---          ---            ---          (795,623)            ---      (795,623)
Cumulative translation adjustment              ---          ---            ---               ---           2,178         2,178
Comprehensive loss                             ---          ---            ---               ---             ---     (793,445)
                                        ----------   ----------     ----------      ------------      ----------    ----------
Balance at June 30, 2004                78,785,833   $6,462,633     $  579,892      $(6,841,254)      $    2,442    $  203,713
                                        ==========   ==========     ==========      ============      ==========    ==========

     See accompanying notes to condensed consolidated financial statements.

                             MAXIMUM DYNAMICS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                                  FOR THE SIX MONTHS ENDED
                                                                                                            JUNE 30,
                                                                                                -----------------------------
                                                                                                    2004             2003
                                                                                                --------------  -------------
  Net cash (used in) provided by operating activities                                           $   20,831      $ (143,964)
                                                                                                --------------  -------------
Cash flows from investing activities:
  Purchases of equipment                                                                          (30,527)          (2,076)
                                                                                                --------------  -------------
  Net cash used in investing activities                                                           (30,527)          (2,076)
                                                                                                --------------  -------------

Cash flows from financing activities:
  Capital contributed by an officer                                                                  6,667              ---
  Proceeds from issuance of long-term borrowings                                                   200,000          165,000
  Repayment of notes payable (Note 4)                                                            (299,425)         (20,000)
  Payments for offering costs (Note 5)                                                             (2,700)              ---
  Proceeds from sale of common stock (Note 5)                                                       95,000              ---
                                                                                                --------------  -------------

Net cash provided by financing activities                                                            (458)          145,000
                                                                                                --------------  -------------

Effect of exchange rate on cash                                                                      2,442              ---

  Net change in cash                                                                               (7,712)          (1,040)

  Cash, beginning of year                                                                           26,417            2,813
                                                                                                --------------  -------------

  Cash, end of period                                                                           $   18,705        $   1,773
                                                                                                ==============  =============

Supplemental disclosure of cash flow information: Cash paid during the year for:
Income taxes                                                                                    $      ---       $      ---
                                                                                                ==============  =============
Interest                                                                                        $      ---       $      ---
                                                                                                ==============  =============

Non-cash investing and financing transactions:
Common stock issued as payment of debt and
  accrued interest payable (Note 4)                                                            $   138,614       $      ---
                                                                                                ==============  =============
Common stock issued to acquire Datalus
  technology (Note 6)                                                                          $   200,000       $      ---
                                                                                                ==============  =============
Common stock issued to acquire 20 percent
  interest in E-SAP (Note 7)                                                                   $   200,000       $      ---
                                                                                                ==============  =============


     See accompanying notes to condensed consolidated financial statements.

                             MAXIMUM DYNAMICS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1:  BASIS OF PRESENTATION

         The financial statements presented herein have been prepared by the Company in accordance with the accounting policies in its Form 10-KSB with financial statements dated December 31, 2003, and should be read in conjunction with the notes thereto.

         In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim period presented have been made. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the year.

         FINANCIAL DATA PRESENTED HEREIN ARE UNAUDITED.

NOTE 2:  RELATED PARTY TRANSACTIONS

         During the period ended June 30, 2004, we issued 2,500,000 shares of our par value common stock to certain officers, advisory board members and employees as payment for salaries. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $0.19 per share. Stock-based compensation expense of $475,000 is recognized in the accompanying consolidated financial statements for the period ended June 30, 2004.

         During the period ended June 30, 2004 we entered into transactions with regard to the rental of computer equipment and motor vehicles from an affiliate. The affiliate is a closely held corporation formed in South Africa whose sole member is our Chief Executive Officer. The related party transaction expenses totaled $57,758, which are based on prevailing market rates less 20% for such rentals. The outstanding amount of $38,458 owned to the related party is carried in the balance sheet for the period ended June 30, 2004

         In May 2004, we purchased computer consulting services from an affiliate based in Colorado, USA. Our Chief Technical Officer is a director of the Colorado firm. The transaction amount totaled $40,000. This transaction has been included in outside services in the consolidated financial statements.

NOTE 3:  INCOME TAXES

         The Company records its income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". The Company incurred net operating losses during all periods presented resulting in a deferred tax asset, which was fully allowed for; therefore, the net benefit and expense resulted in $-0- income taxes.

NOTE 4:  CONVERTIBLE DEBENTURES

         In April 2004, we received a funding commitment of $500,000 from Cornell Capital Partners in the form of convertible debentures. The debentures are convertible at Cornell's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of our common stock as of the closing date or (ii) 80% of the lowest closing bid price of our common stock for the 5 trading days immediately preceding the conversion date. At maturity, we have the option to either pay the holder 120% of the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the lowest trading days of the 5 trading days immediately preceding the conversion date. The convertible debentures are collateralized by all of our assets. In the event the debentures are redeemed, we will issue to Cornell a warrant to purchase 50,000 shares of our common stock for every $100,000 redeemed at an exercise price of $0.258 per share. Cornell purchased the convertible debentures from us in a private placement in April 2004. We plan to register 12,019,231 shares of our common stock underlying the convertible debentures.

NOTE 5:  INVENTORY

         Inventory consists of 43 Mobile Point of Sales Units and various computer components, which have been accounted for at cost. We have made no provision for inventory obsolescence, as our directors have deemed this unnecessary.

         Mobile point-of-sale units                   $  28,705
         Computer components                            106,406
                                                      ---------
                                                      $ 135,111
                                                      =========


NOTE 6: INTERNAL-USE COMPUTER SOFTWARE COSTS

         Software that is internally developed, or modified solely to meet our internal needs is capitalized in the accompanying financial statements. We capitalized software development cost and production tool cost totaling $99,185 during the period ended June 30, 2004. No substantive plans exist or are being developed to market the software externally.


NOTE 7: SUBSEQUENT EVENT

         On the July 2, 2004, we borrowed an additional $200,000 under our convertible debenture financing arrangement with Cornell. The total outstanding on July 2, 2004 is $406,734.

                          Independent Auditors' Report


The Board of Directors and Shareholders
Maximum Dynamics, Inc.:


We have audited the accompanying consolidated balance sheet of Maximum Dynamics, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, changes in shareholders' deficit, and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maximum Dynamics, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant operating losses since inception, which raises a substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Notes 1 and 9 to the consolidated financial statements, the Company acquired two subsidiaries during the year ended December 31, 2003. As a result, the financial statements as of and for the year ended December 31, 2003 are reported on a consolidated basis. The financial statements for the year ended December 31, 2002 are not consolidated.


Cordovano and Honeck, P.C.
Denver, Colorado
April 13, 2004

                             MAXIMUM DYNAMICS, INC.
                CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 2003


                                December 31, 2003

 Assets
Current assets:
    Cash...............................................................       $         26,417
    Accounts receivable................................................                  4,888
    Employee advances..................................................                    169
                                                                              -----------------
                  Total current assets.................................                 31,474

Property and equipment, net of accumulated
    depreciation of $80,555 (Note 3)...................................                 94,197
Intangible assets (Note 4):
    Intellectual property, net of accumulated
       amortization of $12,931.........................................                219,834
    License rights, net of accumulated
       amortization of $24,667.........................................                 15,333
                                                                              -----------------

                                                                              $        360,838
                                                                              =================

                      Liabilities and Shareholders' Deficit
Current liabilities:
    Accounts payable and accrued liabilities...........................       $         94,543
    Notes payable (Note 5).............................................                401,667
    Accrued interest (Note 5)..........................................                326,981
                                                                              ----------------
                  Total current liabilities............................                823,191
                                                                              ----------------

Minority interest (Note 9).............................................                 18,986
                                                                              ----------------

Shareholders' deficit (Note 6):
    Preferred stock, no par value; 20,000,000 shares authorized,
       -0- shares issued and outstanding...............................                     --
    Common stock, no par value; 200,000,000 shares authorized,
       61,809,687 shares issued and outstanding........................              4,542,719
    Additional paid-in capital.........................................                573,225
    Retained deficit, including a deficit of $775,272 accumulated
       during the development stage....................................             (5,597,547)
    Accumulated other comprehensive income:
       Cumulative translation adjustment...............................                    264
                                                                              ----------------

                  Total shareholders' deficit..........................               (481,339)
                                                                              ----------------

                                                                              $        360,838
                                                                              =================

                             MAXIMUM DYNAMICS, INC.
           CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
                           DECEMBER 31, 2003 AND 2002

                                                                        For the Years Ended
                                                                            December 31,
                                                                --------------------------------------
                                                                      2003                 2002
                                                                ------------------   -----------------
Revenue.......................................................  $        211,598     $         95,300
                                                                ------------------   -----------------

Selling, general and administrative...........................           361,518               77,069
Other general expenses:
    Stock-based compensation (Notes 2 and 6):
       Employee services......................................           702,500                   --
       Consulting services....................................           816,250              240,000
    Contributed services (Note 2).............................           205,850              181,875
    Contributed rent (Note 2).................................                --                1,500
    Consulting, related parties (Note 2)......................                --               17,600
    Distribution rights (Note 6)..............................           100,000                   --
    Asset impairment charges (Note 4).........................           710,458                   --
    Goodwill impairment charges (Note 9)......................         1,018,999                   --
    Depreciation and amortization (Notes 3 and 4).............           801,502               24,889
                                                                ------------------   -----------------

                    Total operating expenses..................         4,717,077              542,933
                                                                ------------------   -----------------

                    Operating loss............................        (4,505,479)            (447,633)

Non-operating income:
    Gain on forgiveness of debt (Note 5)......................            50,000                   --
Interest expense (Note 5).....................................          (353,898)              (1,872)
                                                                ------------------   -----------------

                    Loss before income taxes and
                       minority interest......................        (4,809,377)            (449,505)

Income tax provision (Note 7).................................                --                   --
                                                                ------------------   -----------------

                    Loss before minority interest.............        (4,809,377)            (449,505)

Minority interest in income of
    consolidated subsidiaries (Note 1)........................           (12,898)                  --
                                                                ------------------   -----------------

                    Net loss..................................  $     (4,822,275)    $       (449,505)
                                                                ==================   =================

Basic and diluted loss per share..............................  $         (0.12)     $          (0.02)
                                                                ==================   =================

Weighted average common shares outstanding....................        39,858,724           24,104,487
                                                                ==================   =================

                             MAXIMUM DYNAMICS, INC.
         CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT FROM
                    JANUARY 1, 2002 THROUGH DECEMBER 31, 2003


                                                                                                        Other
                                                                                                     Comprehensive
                                                                                                         Loss
                                                                                                     ------------
                                                      Common Stock         Additional                 Cumulative
                                                ----------------------     Paid-In       Retained     Translation
                                                 Shares         Amount     Capital       Deficit      Adjustment       Total
                                                ----------- ------------  -----------  ------------  ------------  -------------
Balance at
    January 1, 2002.............................  8,650,000 $    173,000  $   184,000  $   (325,767) $         --  $      31,233
Sale of common stock pursuant to a a private
    placement offering, net of offering
    costs of $5,000 (100,000 shares of common
    stock issued to attorney in
    exchange for legal services)
    ($.05 per share) (Note 6)                       900,000       40,000           --            --            --         40,000
Asset Purchase Agreement closed
    with Barrington Gap (Notes 6 and 8)           1,060,000       53,000           --            --            --         53,000
2.5:1 stock split (Note 6)                       15,915,000           --           --            --            --             --
Cancellation of common shares                    (5,450,000)          --           --            --            --             --
Asset Purchase Agreement closed
    with Equity Research, Inc.
    (Notes 4 and 6).............................  5,450,000    1,090,000           --            --            --      1,090,000
Common stock issued in exchange for
    engineering services (Note 6)...............  2,000,000      240,000           --            --            --        240,000
Services contributed by officers
    (Note 2)....................................         --           --      181,875            --            --        181,875
Rent contributed by an officer (Note 2).........         --           --        1,500            --            --          1,500
Comprehensive loss:
    Net loss....................................         --           --           --      (449,505)           --       (449,505)
    Cumulative translation adjustment...........         --           --           --            --            --             --
                                                                                                                   -------------
Comprehensive loss..............................         --           --           --            --            --       (449,505)
                                                ----------- ------------  -----------  ------------  ------------  -------------
Balance at
    December 31, 2002........................... 28,525,000    1,596,000      367,375      (775,272)           --      1,188,103

                             MAXIMUM DYNAMICS, INC.
         CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT FROM
                    JANUARY 1, 2002 THROUGH DECEMBER 31, 2003

                                                                                                        Other
                                                                                                     Comprehensive
                                                                                                        Loss
                                                                                                     ------------
                                                       Common Stock       Additional                  Cumulative
                                                ------------------------    Paid-In     Retained     Translation
                                                   Shares       Amount     Capital       Deficit      Adjustment       Total
                                                ----------- ------------  -----------  ------------  ------------    -----------
Common stock issued in exchange for
    consulting services (Note 6)................  5,090,000      127,250           --            --            --        127,250
Common stock issued in lieu of
    compensation to officers and
    employees (Note 2)..........................  7,025,000      702,500           --            --            --        702,500
Common stock issued in exchange for
    consulting services (Note 6)................  6,890,000      689,000           --            --            --        689,000
Common stock issued in Unilogic
    acquisition agreement (Notes 6 and 9).......  6,000,000      600,000           --            --            --        600,000
Common stock issued to acquire
    distribution rights (Note 6)................  1,000,000      100,000           --            --            --        100,000
Common stock issued in Tagnet
    acquisition agreement (Notes 6 and 9).......  6,000,000      600,000           --            --            --        600,000

Sale of common stock (Note 6)...................  1,050,000      105,000           --            --            --        105,000
Common stock issued as payment of
    accrued interest payable (Note 6)...........    229,687       22,969           --            --            --         22,969
Services contributed by officers
    (Note 2)....................................         --           --      205,850            --            --        205,850
Comprehensive loss:
    Net loss....................................         --           --           --    (4,822,275)           --      4,822,275)
    Cumulative translation adjustment...........         --           --           --            --           264            264
                                                                                                                     -----------
Comprehensive loss..............................         --           --       .   --            --            --     (4,822,011)
                                                -----------  -----------   ----------  ------------  ------------    -----------
Balance at
    December 31, 2003..........................  61,809,687  $ 4,542,719   $  573,225  $(5,597,547)  $        264    $  (481,339)
                                                ===========  ===========   ==========  ============  ============    ===========

                             MAXIMUM DYNAMICS, INC.
           CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
                           DECEMBER 31, 2003 AND 2002

                                                                                     For the Years Ended
                                                                                         December 31,
                                                                            ---------------------------------------
                                                                                  2003                 2002
                                                                            ------------------   ------------------
Cash flows from operating activities:
    Net loss.............................................................   $       (4,822,275)  $        (449,505)
    Adjustments to reconcile net loss to net cash
       provided by operating activities:
          Depreciation and amortization..................................              801,502              24,889
          Common stock issued in exchange for
             services (Notes 2 and 6)....................................            1,518,750             240,000
          Common stock issued in exchange for
             distribution rights (Note 6)................................              100,000                  --
          Services contributed by officers (Note 2)......................              205,850             181,875
          Rent contributed by an officer (Note 2)........................                  --                1,500
          Asset impairment charges.......................................            1,729,457                  --
          (Gain) on debt forgiveness.....................................              (50,000)                 --
          Changes in operating assets and liabilities:
             Cash acquired in Maseco acquisition.........................                   63                  --
             Account and other receivables...............................               (2,000)                 --
             Accounts payable and accrued expenses.......................               (7,548)             34,496
             Accrued interest............................................              349,950                  --
                                                                            ------------------   ------------------
                      Net cash (used in) provided by
                         operating activities............................             (176,251)             33,255
                                                                            ------------------   ------------------

Cash flows from investing activities:
    Purchases of equipment...............................................               (2,076)            (70,342)
                                                                            ------------------   ------------------
                      Net cash used in
                         investing activities............................               (2,076)            (70,342)
                                                                            ------------------   ------------------

Cash flows from financing activities:
    Repayment of working capital advance.................................                   --                (100)
    Proceeds from issuance of notes payable (Note 5).....................              165,000                  --
    Repayment of notes payable (Note 5)..................................              (68,333)                 --
    Proceeds from sale of common stock...................................              105,000              40,000
                                                                            ------------------   ------------------
                      Net cash provided by
                         financing activities............................              201,667              39,900
                                                                            ------------------   ------------------

Effect of exchange rate changes on cash..................................                  264                  --
                                                                            ------------------   ------------------
                         Net change in cash..............................               23,604               2,813

Cash, beginning of year..................................................                2,813                  --
                                                                            ------------------   ------------------

Cash, end of year........................................................   $           26,417   $           2,813
                                                                            ==================   ==================


Supplemental disclosure of cash flow information: Cash paid during the year for:
       Income taxes......................................................   $               --   $              --
                                                                            ==================   ==================
       Interest..........................................................   $               --   $              --
                                                                            ==================   ==================

    Non-cash investing and financing transactions:
       Common stock issued in Barrington Gap Asset
          Purchase Agreement (Notes 6 and 8).............................   $               --   $          53,000
                                                                            ==================   ==================
       Common stock and debt issued in exchange for
          Mini-Cap Sector intellectual property (Notes 4 and 6)..........   $               --   $       1,445,000
                                                                            ==================   ==================
       Common stock issued in exchange for
          offering costs.................................................   $               --   $          (5,000)
                                                                            ==================   ==================
       Common stock issued in Unilogic Acquisition
          Agreement (Notes 6 and 9)......................................   $          600,000   $              --
                                                                            ==================   ==================
       Common stock issued in Tagnet Acquisition
          Agreement (Notes 6 and 9)......................................   $          600,000   $              --
                                                                            ==================   ==================
       Common stock issued as payment of accrued
          interest payable (Note 6)......................................   $          (22,969)  $              --
                                                                            ==================   ==================

                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements

(1)      NATURE OF ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

Maximum Dynamics, Inc. (referred to herein as "we", "us", and "our") was incorporated on August 23, 2000 to engage in computer software development. On December 12, 2000, we secured a five-year exclusive license for a software system developed by Europa Global, Inc., in exchange for 2,000,000 shares of our common stock (see Note 4). Europa initially developed the software system before licensing it to us and we continued development of the software under the name Datalus.

On October 8, 2002, we acquired the assets of Barrington Gap, Inc., a Colorado corporation and our first customer, in exchange for consideration totaling $100,000 (see Note 8). The assets included Internet marketing software, prospecting software, and web data integration/sales and marketing software.

On September 24, 2003, we acquired 51 percent of the outstanding common stock of Unilogic Solutions, (Pty), Ltd. ("Unilogic"), a South African company. In March 2004, we acquired the remaining 49 percent of Unilogic outstanding common stock, which made Unilogic our wholly-owned subsidiary (see Note 9). We acquired Unilogic to obtain ownership of its intellectual property and software applications as well as to be able to pursue other markets not previously addressed by us.

On October 31, 2003, we acquired 89 percent of the outstanding common stock of Tagnet International A/S ("Tagnet"), a Danish company (formerly Maseco Denmark A/S) (see Note 9). We acquired Tagnet to obtain its real-time tracking and mobile logistics technology.

Presentation
------------

During 2003, we changed the manner in which we present our operating results and cash flows. Management no longer considers us in the development stage as defined by the FASB Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Companies". As a result, cumulative operating results and cash flow information are no longer presented in our consolidated financial statements. This change does not affect our operating results or financial position. Accordingly, no pro forma financial information is necessary.

Going Concern
-------------

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, we have incurred significant operating losses since inception. This factor, among others, indicates that we may be unable to continue as a going concern for reasonable period of time.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern. We are currently dependent upon our ability to generate working capital through debt financing, the sale of our common stock and our operating revenue. Our management intends to continue to satisfy cash requirements through the sale of our common stock until we attain profitability. In addition, management plans to continue the policy of issuing common stock in exchange for services.

Inherent in our business are various risks and uncertainties, including its limited operating history, historical operating losses, and dependence upon strategic alliances. Our future success will be dependent upon our ability to create and provide effective and competitive software development and services and our ability to develop and provide new services that meet customers changing

                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements


requirements; including the effective use of leading technologies to continue to enhance its current services and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

There is no assurance that we will be successful in generating additional working capital, creating competitive services, or attaining profitability.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Maximum Dynamics, Inc., our wholly owned subsidiary (Unilogic), and our 89 percent owned subsidiary (Tagnet). All significant intercompany accounts and transactions have been eliminated in consolidation.

The operations of Unilogic and Tagnet are included in our consolidated statement of operations for the year ended December 31, 2003 from the date of acquisition.

RECLASSIFICATIONS

Certain 2002 amounts have been reclassified to conform to the 2003 presentation.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying financial statements contain estimates of the fair value of the consideration (shares of common stock) exchanged for property and equipment, intellectual property, license rights, compensation expense and consulting services that have a material affect on the statements. In estimating the fair value of the shares of the common stock issued, the Board of Directors considered the market value of the common stock and contemporaneous stock issuances and sales to unrelated third parties. In estimating the value of contributed services, the Board of Directors considered prevailing rates. In addition, the financial statements are materially affected by the estimated service lives of the property and equipment, intellectual property, and license rights.

CASH AND CASH EQUIVALENTS

We consider all highly liquid debt instruments with original maturities of three months or less when acquired, to be cash equivalents. We had no cash equivalents at December 31, 2003.

RECEIVABLES

We have no allowance established for doubtful accounts receivable as management considers all receivables to be fully collectible.

PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment are stated at cost and are depreciated over their estimated useful lives, estimated at 3 years, using the straight-line method.

                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements


Upon retirement or disposition of equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. Repairs and maintenance are charged to expense as incurred and expenditures for additions and improvements are capitalized.

INTANGIBLE ASSETS

Our intangible assets consist of real-time tracking and mobile logistics technology acquired through our 89 percent acquisition of Tagnet and license rights. These intangible assets are stated at cost and amortized over periods ranging from 3 to 5 years (see Note 4).

GOODWILL AND IMPAIRMENT

Goodwill consisted of amounts recorded with the acquisitions of Unilogic and Tagnet on September 24, 2003 ($602,443) and October 31, 2003 ($416,556),
respectively. In accordance with Statements of Financial Accounting Standards ("SFAS") No. 142, goodwill is not amortized but is tested for impairment at the end of each accounting period. SFAS 142 requires us to perform a goodwill and intangible assets impairment test on an annual basis. Any impairment charges resulting from the application of this test in the future would be immediately recorded as a charge to earnings in our consolidated statement of operations. Effective December 31, 2003, management determined that the above goodwill should be written off and recorded an asset impairment charge totaling $1,018,999 (see Note 9).

IMPAIRMENT OF LONG-LIVED ASSETS

We evaluate the carrying value of our long-lived assets under the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

INCOME TAXES

We account for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

REVENUE AND COST RECOGNITION

Service revenue is recognized after services are provided and collection is probable. Expenses are recognized when incurred.

The Company's revenue recognition policies are in compliance with all applicable accounting regulations, including Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition", and Financial Accounting Standards Board Emerging Issues Task Force No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent".

                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements

The majority of our revenue is earned through its contract to reconstruct hedge fund records by using the software system acquired in the Datalus license agreement (see Note 4). The contract automatically renews on a month-to-month basis unless terminated by either party upon 30 day advance written notice.

The contract does not provide for post-contract customer support. The contract does not permit returns, refunds or exchanges.

FINANCIAL INSTRUMENTS

We have determined, based on available market information and appropriate valuation methodologies, that the fair value of our financial instruments approximates carrying value. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and notes payable approximate fair value due to the short-term maturity of the instruments.

STOCK-BASED COMPENSATION

We account for stock-based employee compensation arrangements in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees" and comply with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of our stock and the exercise price. We account for stock issued to non-employees in accordance with the provisions of SFAS No. 123. SFAS 123 requires the fair value based method of accounting for stock issued to non-employees in exchange for services.

(2)      RELATED PARTY TRANSACTIONS

During the year ended December 31, 2003, we issued 7,025,000 shares of our no par value common stock to our officers and employees as payment for salaries. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share. Stock-based compensation expense of $702,500 was recognized in the accompanying consolidated financial statements for the year ended December 31, 2003.

Three officers contributed software programming, business development and administrative services to us totaling $205,850 and $181,875 for the years ended December 31, 2003 and 2002, respectively. The time and effort was recorded in the accompanying financial statements based on the prevailing rates for such services, which ranged from $50 to $100 per hour based on the level of services performed. The services are reported as "Contributed services" with a corresponding credit to "Additional paid-in capital".

An officer contributed our office space from inception through June 30, 2002. The office space was valued at $250 per month based on the market rate in the local area and is included in the accompanying financial statements as "Contributed rent" with a corresponding credit to "Additional paid-in capital".

During the year ended December 31, 2002, we paid certain shareholders $17,600 for software programming, engineering and other consulting services. The $17,600 is included in the accompanying financial statements as "Consulting, related parties".

(3)      PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2003:

                              MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements


            Computer equiptment               $     59,460
            Network equiptment                      15,718
            Internet marketing network system       21,080
            Internet marketing system software      72,484
            Other equiptment                         6,010
                                              ------------
                                                   174,752
                                                   (80,555)
                                              ------------
                                              $     94,197
                                              ============

Depreciation expense totaled $41,643 and $4,847 for the years ended December 31, 2003 and 2002, respectively.

(4)      INTANGIBLE ASSETS

MINI-CAP SECTOR

On November 26, 2002, we signed a letter of intent with Equity Research, Inc. ("ERI") to acquire the Mini-Cap Sector ("MCS"). The transaction closed in December 2002. Under the terms of the agreement, we issued a total of 5,450,000 shares of our common stock to ERI and four individuals. In addition, the Company issued promissory notes totaling $285,000 and $70,000 to ERI and an individual, respectively (see Note 5). The MCS includes proprietary trading models, proprietary research methodologies, published research on more than 100 companies, a mini-cap index, a mini-cap database, a financial consulting and investment banking service, and fully integrated websites that contain subscriber bases and access to research reports. The Mini-Cap Sector is a term used to describe the sector of companies with market capitalizations under $50 million.

The MCS was capitalized for a total of $1,445,000 based on the value of the common stock ($1,090,000) and promissory notes ($355,000) issued. The shares issued in the transaction were valued based on the market value of the Company's common stock on the transaction date, or $.20 per share. The MCS is amortized over a period of two years. Amortization expense related to the MCS totaled $722,500 and $12,042 for the years ended December 31, 2003 and 2002, respectively.

During the year ended December 31, 2003, management completed a balance sheet review that identified assets whose carrying amounts are not recoverable. As a result of this review, the Company recorded an asset impairment charge of $710,458, to write down the MCS intellectual property to $-0-.

LICENSE RIGHTS

On December 12, 2000, we issued 2,000,000 shares of our common stock in exchange for the five year license agreement. The rights received in the Datalus license agreement were capitalized and are amortized over a period of five years, the length of the license agreement. The shares issued were valued at $40,000, or $.02 per share. This valuation was in accordance with the license agreement and was consistent with other contemporaneous stock issuances in December 2000 (see
Note 10).

Amortization expense related to the license rights totaled $8,000 and $8,000 for the years ended December 31, 2003 and 2002, respectively.

REAL-TIME TRACKING AND MOBILE LOGISTICS TECHNOLOGY

                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements


On October 31, 2003, as part of our 89 percent acquisition of Tagnet, we acquired intellectual property related to real-time tracking and mobile logistics technology valued at $232,765. We acquired this technology in order to develop a unique real-time mobile tracking product called TagNet.

Amortization expense totaled $12,931 and $-0- for the years ended December 31, 2003 and 2002, respectively.

(5)      NOTES PAYABLE

MINI-CAP SECTOR

On December 12, 2002, we issued two promissory notes payable ($285,000 and $70,000) in connection with the acquisition of the MCS (see Note 4). The notes are to be repaid from the revenues generated for the MCS assets. Interest expense on the notes commenced February 15, 2003. During 2003, the holder of the $70,000 promissory note agreed to accept payment of $20,000 and forgive the balance of the debt. The $50,000 forgiveness of debt is included in the accompanying consolidated financial statements as "Gain on forgiveness of debt".

The remaining $285,000 note payable carries an eight percent interest rate and matures on February 15, 2004 (see Note 10). Interest expense and accrued interest payable on the note totaled $19,950 and $19,950, respectively, at December 31, 2003.

OTHER NOTES PAYABLE

During the years ended December 31, 2003, we issued seven promissory notes to individuals in exchange for $165,000. Prior to December 31, 2003, we repaid $48,333 against the notes (see Note 10). The promissory notes consisted of the following at December 31, 2003:

                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements

                                                                                   Accretion
                                                                   Principal       of Interest
                                                                ---------------- ----------------
Note payable to individual, repayable with a combination
     of cash and stock totaling $75,000, matures August 31,
     2003, unsecured (In Default)                               $             -  $         50,000
Note payable to individual, repayable with a combination
     of cash and stock totaling $75,000, matures August 31,
     2003, unsecured (In Default)                                         25,000           50,000
Note payable to individual, repayable with a combination
     of cash and stock totaling $75,000, matures August 31,
     2003, unsecured (In Default)                                         25,000           50,000
Note payable to individual, repayable with a combination
     of cash and stock totaling $105,000, matures August 31,
     2003, unsecured (In Default)                                         23,333           70,000
Note payable to individual, repayable with a combination
     of cash and stock totaling $60,000, matures August 31,
     2003, unsecured (In Default)                                         20,000           30,812
Note payable to individual, repayable with a combination
     of cash and stock totaling $15,000, matures August 31,
     2003, unsecured (In Default)                                          3,333           10,000
Note payable to individual, repayable with a combination
     of cash and stock totaling $90,000, matures August 31,
     2003, unsecured (In Default)                                         20,000           46,219
                                                                ---------------- ----------------
                                                                $        116,666 $        307,031
                                                                ================ ================


                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements


Interest expense totaled $330,000 for the year ended December 31, 2003. Accrued interest payable on the promissory notes totaled $307,031 at December 31, 2003.

(6)      SHAREHOLDERS' DEFICIT

PREFERRED STOCK

The Board of Directors is authorized to issue shares of preferred stock in series and to fix the number of shares in such series as well as the designation, relative rights, powers, preferences, restrictions, and limitations of all such series. We had no preferred shares issued and outstanding at December 31, 2003.

COMMON STOCK SPLIT

On November 18, 2002, our Board of Directors declared a 2.5 for 1 forward split of its no par value common stock for shareholders of record on November 29, 2002. The stock split increased the number of common shares outstanding from 10,610,000 to 26,525,000 on November 29, 2002.

PRIVATE PLACEMENT OFFERINGS

During December 2003, we conducted a private placement offering whereby we sold 1,050,000 shares of our common stock for $.10 per share pursuant to an exemption from registration claimed under sections 3(b) and 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. We relied upon exemptions from registration believed by us to be available under federal and state securities laws in connection with the offering. The shares were sold through our officers and directors. We received proceeds from the offering totaling $105,000.

                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements


During January 2002, we conducted a private placement offering whereby we sold 800,000 shares (2,000,000 shares post-split) of our common stock for $.05 per share pursuant to an exemption from registration claimed under sections 3(b) and 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. We relied upon exemptions from registration believed by us to be available under federal and state securities laws in connection with the offering. The shares were sold through our officers and directors. We received proceeds from the offering totaling $40,000.

In addition, we issued 100,000 shares of our common stock in exchange for legal services related to our 2002 private placement offering. The transaction was valued at $.05 per share. As a result, we recognized offering costs totaling $5,000 in the accompanying financial statements.

COMMON STOCK ISSUANCES

During September and December 2003, we issued 6,890,000 shares of our common stock to unrelated third parties in exchange for software engineering, marketing, advisory board and business development services. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share. Stock-based compensation expense of $689,000 was recognized in the accompanying consolidated financial statements for the year ended December 31, 2003.

During December 2003, we issued 229,687 shares of our common stock to promissory note holders as payment for accrued interest on the related debt. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share. The stock issuances reduced our accrued interest payable by $22,969.

On September 24, 2003, we issued 6,000,000 shares of our restricted common stock to acquire a 51 percent interest in Unilogic (see Note 9). The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share.

On October 27, 2003, we acquired the exclusive rights to distribute all financial and communications hardware and electronics solutions of Hong Kong based M.POS Holding Limited into the continent of Africa. We also have the first right of refusal for the exclusive distribution rights into the United States and Mexico. We acquired the rights in exchange for 1,000,000 shares of our restricted common stock. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share.

On October 31, 2003, we issued 6,000,000 shares of our restricted common stock to acquire an 89 percent interest in Tagnet (see Note 9). The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share.

During March 2003, we issued 5,090,000 shares of our common stock to unrelated third parties in exchange for software engineering, marketing and business development services. The shares issued in the transaction were valued based on the market value of the Company's common stock on the transaction date, or $.025 per share. Stock-based compensation expense of $127,250 was recognized in the accompanying consolidated financial statements for the year ended December 31, 2003.

                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements

During November 2002, we issued 1,060,000 shares (2,650,000 shares post-split) of our common stock to BGI as part of an Asset Purchase Agreement (see Note 8). The shares were valued based on the market value of our common stock on the transaction date, or $.05 per share.

During November 2002, we issued 5,450,000 shares of our common stock to ERI and four individuals as part of an Asset Purchase Agreement (see Note 4). The shares issued in the transaction were valued based on the market value of our common stock on the transaction date, or $.20 per share.

During December 2002, we issued 2,000,000 shares of our common stock to unrelated third parties in exchange for engineering services. The shares issued in the transaction were valued based on the market value of our common stock on the transaction date, or $.12 per share. Stock-based compensation expense of $240,000 was recognized in the accompanying consolidated financial statements for the year ended December 31, 2002.

(7)      INCOME TAXES

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:


                                                    Years Ended
                                                    December 31,
                                            ------------------------------
                                                     2003            2002
                                            -------------    -------------
U.S. federal statutory graduated rate             34.00%           34.00%
State income tax rate,
  net of federal benefit                           3.06%            3.06%
Contributed rent and services                     -1.59%          -13.47%
Net operating loss for which no tax
  benefit is currently available                 -35.47%          -23.59%
                                           ==============     =============
                                                   0.00%            0.00%
                                           ==============     =============


At December 31, 2003, deferred tax assets consisted of a net tax asset of $1,884,638, due to operating loss carryforwards of $5,024,322, which was fully allowed for, in the valuation allowance of $1,884,638. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the years ended December 31, 2003 and 2002 totaled $1,710,653 and $133,273, respectively. The current tax benefit also totaled $1,710,653 and $133,273 for the years ended December 31, 2003 and 2002, respectively. The net operating loss carryforward expires through the year 2023.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

Should we undergo an ownership change as defined in Section 382 of the Internal Revenue Code, our net tax operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

(8)      ASSET PURCHASE AGREEMENT

                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements


On October 8, 2002, we entered into an Asset Purchase Agreement with Barrington Gap, Inc. ("BGI"), a Colorado corporation. In accordance with the Agreement, BGI sold its Internet marketing software, software development, maintenance and customer contracts, and other proprietary knowledge used in our operations to us in exchange for consideration totaling $100,000. The $100,000 consists of the extinguishment of a $47,000 liability owed by BGI to the Company under a subcontract agreement, and 1,060,000 shares of the Company's common stock valued at $53,000 ($.05 per share).

The unaudited pro forma condensed statements of operations that give effect to the acquisition of BGI's assets as if it had occurred at the beginning of the periods presented are included in the financial statements of our December 31, 2002 Form 10-KSB filing.

(9)      ACQUISITION AGREEMENTS

UNILOGIC

On September 24, 2003, we entered into an Acquisition Agreement with Unilogic. Under the Agreement, the Company acquired 51 percent of the issued and outstanding common stock of Unilogic in exchange for 6,000,000 shares of our restricted common stock and $72,000 to be paid in equal installments over a 12-month period commencing October 31, 2003. The $72,000 cash payments were subsequently forgiven and, in March 2004, we acquired the remaining 49 percent of Unilogic outstanding common stock for 1,000,000 shares of our common stock, which made Unilogic our wholly-owned subsidiary. Due to the subsequent 49 percent acquisition of Unilogic, no minority interest is reflected in the accompanying consolidated financial statements as of December 31, 2003.

Unilogic has developed a suite of electronic content management and business workflow software applications that overlap in functionality with our software systems. The acquisition was completed so that the companies could enhance their respective software applications and leverage each other to tackle other markets for which the software applications can solve critical business problems.

The transaction was accounted for as a purchase in accordance with Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations". The aggregate purchase price was $600,000, consisting of 6,000,000 shares of our common stock with a fair value of $.10 per share on the acquisition date, based on contemporaneous stock sales to unrelated third parties. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on the date of acquisition:


                   September 24, 2003

Equiptment                       $    13,929
                                 -----------
Total asets acquired                  13,929
                                 -----------
Current liabilities                  (16,372)
                                 -----------
Total liabilities assumed        $   (16,372)
                                 ============
Net liabilities acquired         $    (2,443)
                                 ============


Goodwill recognized in the acquisition totaled $602,443, consisting of the amount the purchase price ($600,000) exceeds the fair value of the net liabilities acquired ($2,443).

Effective December 31, 2003, because both Unilogic and Maximum have incurred net losses since inception and the fair value of the net assets obtained in the Unilogic acquisition could not be objectively verified, management determined that the goodwill recorded as part of the Unilogic acquisition should be written off and we recorded an asset impairment charge totaling $602,443.

                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements

TAGNET

On October 31, 2003, we entered into an Acquisition Agreement with Tagnet. Under the Agreement, the Company acquired 89 percent of the issued and outstanding common stock of Tagnet in exchange for 6,000,000 shares of our restricted common stock. A minority interest is reflected in the accompanying consolidated financial statements for the 11 percent of Tagnet's net assets not owned by us at December 31, 2003.

We acquired Tagnet to obtain its real-time tracking and mobile logistics technology in order to develop a unique real-time mobile tracking product called TagNet.

The transaction was accounted for as a purchase in accordance with Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations". The aggregate purchase price was $600,000, consisting of 6,000,000 shares of our common stock with a fair value of $.10 per share on the acquisition date, based on contemporaneous stock sales to unrelated third parties. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on the date of acquisition:


              October 31, 2003
Cash                                          $               63
Intellectual property                                    232,765
                                              -------------------
Total assets acquired                                    232,828
                                              -------------------
Current liabilities                                      (49,384)
                                              -------------------
Total liabilities assumed                                (49,384)
                                              -------------------
Net assets acquired                           $          183,444
                                              ===================

Goodwill recognized in the acquisition totaled $416,556, consisting of the amount the purchase price ($600,000) exceeds the fair value of the net assets acquired ($183,444).

Effective December 31, 2003, because both Tagnet and Maximum have incurred net losses since inception and the fair value of the net assets obtained in the Tagnet acquisition could not be objectively verified, management determined that the goodwill recorded as part of the Tagnet acquisition should be written off and we recorded an asset impairment charge totaling $416,556.

PRO FORMA STATEMENTS

The following unaudited pro forma condensed statements of operations give effect to the Unilogic and Tagnet acquisitions as if they had occurred at the beginning of the periods presented. The unaudited pro forma condensed statements of operations are not necessarily indicative of results of operations had the acquisition occurred at the beginning of the periods presented nor of results to be expected in the future.

                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements


        PRO FORMA CONDENSED STATEMENT OF OPERATIONS For the Year Ended
                                December 31, 2003
                                    Unaudited

                                                                                                  Pro Forma
                                                                                   -------------------------------------
                                         Maximum        Unilogic      Tagnet          Adjustments           Combined
                                     ----------------  ----------- --------------  ----------------     ----------------
Sales                                $       159,053   $   29,772  $      22,773   $             -      $        211,598
Stock-based compensation                  (1,518,750)           -              -                 -            (1,518,750)
Asset impairment charges                    (710,458)           -              -        (1,018,999)   B       (1,729,457)
Other operating expenses                  (1,672,828)     (34,181)       (36,394)                -            (1,743,403)
                                     ----------------  ----------- --------------  ----------------     ----------------
Net loss                             $    (3,742,983)  $   (4,409) $     (13,621)  $     1,018,999)     $     (4,780,012)
                                     ================  =========== ==============  ================     ================

Net loss per share                   $         (0.09)  $   (44.09) $       (0.03)  $         44.11    A $          (0.10)
                                     ================  =========== ==============                       ================
Weighted average common shares
   outstanding                            39,858,724          100        505,618         7,994,282    A       48,358,724
                                     ================  =========== ==============                       ================


PRO FORMA ADJUSTMENTS - 2003 STATEMENT OF OPERATIONS
A. To increase issued and outstanding common shares for 12,000,000 shares issued under the terms of the acquisition agreements.
B. To record the asset impairment charges recognized against the goodwill calculated for the acquisitions.



                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements

                   PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2002
                                    Unaudited

                                                                                                 Pro Forma
                                                                                   -------------------------------------
                                         Maximum        Unilogic      Tagnet         Adjustments           Combined
                                     ----------------  ----------- --------------  ----------------     ----------------
Sales                                $        95,300   $   34,294  $          55   $             -      $        129,649
Stock-based compensation                    (240,000)           -              -                 -              (240,000)
Asset impairment charges                           -            -              -        (1,018,999)   B       (1,018,999)
Other operating expenses                    (304,805)     (33,442)           (20)                -              (338,267)
                                     ----------------  ----------- --------------  ----------------     ----------------
Net income (loss)                    $      (449,505)  $       852 $          35   $    (1,018,999)     $     (1,467,617)
                                     ================  =========== ==============  ================     ================

Net income (loss) per share          $         (0.02)  $      8.52 $        0.00   $         (8.55)   A $         (0.04)
                                     ================  =========== ==============                       ================
Weighted average common shares
   outstanding                            24,104,487           100       505,618        11,494,282    A      36,104,487
                                     ================  =========== ==============                       ================


PRO FORMA ADJUSTMENTS - 2002 STATEMENT OF OPERATIONS
A. To increase issued and outstanding common shares for 12,000,000 shares issued under the terms of the acquisition agreements.
B. To record the asset impairment charges recognized against the goodwill calculated for the acquisitions.

The unaudited pro forma condensed financial information does not show any adjustments for a change in the income tax benefit as the total pro forma benefit for income taxes would be offset by any valuation allowance due to any deferred tax asset derived from net operating losses. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery.

                             MAXIMUM DYNAMICS, INC.
                   Notes to Consolidated Financial Statements


(10)     Subsequent Events

During January and February 2004, we settled the six promissory notes that had a total balance of $116,666 as of December 31, 2003, for cash payments of $135,834 and the issuance of 965,833 shares of our common stock.

On February 4, 2004, we acquired ownership of the Datalus software system in exchange for 2,000,000 shares of our common stock.

On March 4, 2004, we acquired a 20 percent equity interest in E-SAP Project Management and Consulting (Proprietary) Limited ("E-SAP"), a South African company, in exchange for 2,000,000 shares of our restricted common stock. E-SAP is a 157 person end-to-end products and solutions company that has experience in diverse business areas and technology domains in the telecommunications, banking, financial services, insurance and logistics industries. E-SAP has extensive experience both in the management of large end-to-end engagements and the development and implementation of complex and sophisticated solutions across many industries

On March 15, 2004, we renegotiated payment of the $285,000 promissory note owed for the MCS acquisition. Under the terms of the settlement, we have agreed to pay the debt holder five monthly payments of $6,600 commencing May 1, 2004 and issue 650,000 shares of our restricted common stock. None of the settlement consideration had been paid as of the date of this report.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT MAXIMUM DYNAMICS, INC. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                  -----------------------

This prospectus does not constitute an offer to sell, or a                            ----------------------
solicitation of an offer to buy any securities:
                                                                                            PROSPECTUS
    | |  except the common stock offered by this
         prospectus;                                                                  ---------------------

    | |  in any jurisdiction in which the offer or
         solicitation is not authorized;
                                                                                38,832,489 SHARES OF COMMON STOCK
    | |  in any jurisdiction where the dealer or other
         salesperson is not qualified to make the offer or
         solicitation;
                                                                                      MAXIMUM DYNAMICS, INC.
    | |  to any person to whom it is unlawful to make the
         offer or solicitation; or

    | |  to any person who is not a United States resident
         or who is outside the jurisdiction of the United
         States.
                                                                                       ______________, 2004
The delivery of this prospectus or any accompanying sale does not imply that:

    | | there have been no changes in the affairs of Maximum Dynamics, Inc. after the date of this prospectus; or

    | | the information contained in this prospectus is correct after the date of this prospectus.

                  -----------------------

Until _________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Maximum Dynamics to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of Maximum Dynamics.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Maximum Dynamics pursuant to the foregoing, or otherwise, Maximum Dynamics has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Maximum Dynamics will pay all expenses in connection with this offering.

           Securities and Exchange Commission Registration Fee      $    885.61
           Printing and Engraving Expenses                          $  5,000.00
           Accounting Fees and Expenses                             $ 15,000.00
           Legal Fees and Expenses                                  $    50,000
           Miscellaneous                                            $ 14,114.39
                                                                    -----------
           TOTAL                                                    $ 85,000.00
                                                                    ===========

RECENT SALES OF UNREGISTERED SECURITIES

         On March 15, 2004, Maximum Dynamics renegotiated payment of a $285,000 promissory note and $25,651 in related accrued interest. Under the terms of the settlement, Maximum Dynamics agreed to pay the debt holder five monthly payments of $6,600 commencing May 1, 2004 and issue 650,000 shares of our restricted common stock. The stock was issued on March 31, 2004. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share, for a fair value of $65,000. The settlements resulted in a net gain on the extinguishment of the debt totaling $212,651. The balance owed on the note settlement totaled $33,000 at March 31, 2004.

         On March 4, 2004, we acquired a 20 percent ownership interest in E-SAP Project Management and Consulting (Proprietary) Limited ("E-SAP"), a South African company, in exchange for 2,000,000 shares of our restricted common stock. E-SAP is a 157 person end-to-end products and solutions company that has experience in diverse business areas and technology domains in the telecommunications, banking, financial services, insurance and logistics industries. E-SAP has extensive experience both in the management of large end-to-end engagements and the development and implementation of complex and sophisticated solutions across many industries.

         The  shares   issued  in  the   transaction   were   valued   based  on
contemporaneous stock sales to unrelated third parties, or $.10 per share, resulting in a valuation of $200,000.

         During the three months ended March 31, 2004, Maximum Dynamics issued 8,310,000 shares of its common stock to unrelated third parties in exchange for software engineering, marketing, and business development services. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share. Stock-based compensation expense of $831,000 was recognized in the accompanying consolidated financial statements for the three months ended March 31, 2004.

         During the three months ended March 31, 2004, Maximum Dynamics issued 500,000 shares of its common stock in exchange for advisory board services. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share. Stock-based compensation expense of $50,000 was recognized in the accompanying consolidated financial statements for the three months ended March 31, 2004.

         During the period ended June 30, 2004, we issued 2,500,000 shares of our par value common stock to certain officers, advisory board members and employees as payment for salaries. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $0.19 per share. Stock-based compensation expense of $475,000 is recognized in the accompanying consolidated financial statements for the period ended June 30, 2004.

         During January and February 2004, Maximum Dynamics settled six promissory notes that had a total principal balance of $116,666 and accrued interest payable of $307,031 as of December 31, 2003, for cash payments of $135,834 and the issuance of 736,146 shares of its common stock. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share, for a fair value of $73,615. The settlements resulted in a net gain on the extinguishment of the debt totaling $214,249.

         During January and February 2004, Maximum Dynamics continued its private placement offering commenced in December 2003, whereby it sold 950,000 shares of its common stock for $.10 per share pursuant to an exemption from registration claimed under sections 3(b) and 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Maximum Dynamics relied upon exemptions from registration believed to be available under federal and state securities laws in connection with the offering. The shares were sold through Maximum Dynamics' officers and directors. Maximum Dynamics received net proceeds from the offering totaling $92,300, after deducting offering costs of $2,700.

         On December 12, 2000, we issued 2,000,000 shares of our common stock in exchange for a five year license of the Datalus technology. The rights received in the Datalus license agreement were capitalized and amortized over a period of five years, the length of the license agreement. On February 4, 2004, we acquired ownership of the Datalus software system in exchange for 2,000,000 shares of our common stock. The shares issued in the transaction were valued based on contemporaneous stock sales to unrelated third parties, or $.10 per share, resulting in a valuation of $200,000. The Datalus technology has been capitalized and is currently amortized over a period of three years.

         In December 2003, we sold 1,050,000 shares of our common stock at $.10 per share to four investors for $105,000. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, which exemption is specified by the provisions of Rule 506 of Regulation D and Section 4(2) of that act. We believe that these individuals have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment as they were all accredited investors. We closed the offering in March 2004 after having sold a total of 2,000,000 shares in this offering and raising a total of $200,000.

         In December 2003, we issued the following common stock as compensation to our officers: 200,000 shares to Eric Majors, 200,000 shares to Joshua Wolcott, 75,000 shares to Paul Stabnow, 125,000 shares to Franco Maccioni and 150,000 shares to Johannes Clausen.

         In December 2003 we issued 50,000 shares of our common stock to Dingindawo Paulus Shongwe for, 200,000 shares of our common stock to Mpumelelo Tshume and 150,000 shares of our common stock to Sindiswa Mzamo in exchange for advisory board services.

         On October 31, 2003, we acquired 89% of Maseco Denmark A/S (which has now been changed to TagNet International A/S) for 6,000,000 shares of restricted common stock issued to Johannes Clausen. Maseco Denmark A/S has a 33% equity stake in Maseco Systems Integrators (MSI), which gives us a 29% stake in MSI as well. MSI was a 66% stakeholder in a joint venture with Bytes Technology Networks called Maseco Bytes. Maseco Bytes was recently liquidated by Bytes Technology Networks and as a result MSI is revamping its operations and structure.

         On October 17, 2003, we acquired the exclusive rights to distribute the suite of communications hardware and electronics solutions of M.POS Holdings into the continent of Africa with a right of first refusal for the exclusive distribution rights into the United States and Mexico. We issued 1,000,000 shares of restricted common stock as payment for these rights. As part of the agreement, we now have use of office space and sharing of human resources in Hong Kong and Beijing, China.

         In September 2003, we issued the following common stock as compensation to our officers: 2,000,000 shares to Eric Majors, 1,875,000 shares to Joshua Wolcott, 800,000 shares to Paul Stabnow, 600,000 shares to Franco Maccioni.

          On September 18, 2003, we acquired 51% of Unilogic in exchange for $72,000 in cash (payable over 12 months) and 6,000,000 shares of restricted common stock. On January 20, 2004, we acquired the remaining 49% of Unilogic for 1,000,000 shares of restricted common stock. In March 2004, we changed the name of Unilogic to Maximum Dynamics, Inc. SA ("Maximum SA").

         During a special shareholders' meeting held November 27, 2002, our shareholders approved the purchase of the assets of Barrington Gap, Inc., a Colorado corporation, ("BGI"), in exchange for stock and other consideration pursuant to an agreement ("Agreement") dated October 8, 2002 between us and BGI. The Agreement provided that we would write off the $47,000 in accounts receivable that BGI owed us, and that we would pay the remaining $53,000 by means of issuing 1,060,000 shares of our common stock priced at $0.05 per share. One of BGI's shareholders is Joshua Wolcott, who is also our chief financial officer and a director, and one of our principal shareholders. On November 29, 2002, BGI was issued 1,060,000 pre-split shares of our common stock pursuant to the terms of the Agreement. As a result of this transaction, Mr. Wolcott directly and personally became the owner of an additional 1,500,000 pre-split shares of our common stock, and has indirect ownership in 1,060,000 pre-split shares of our common stock by virtue of his position as shareholder and president of Barrington Gap, Inc.

         In October 2002, Mr. Joshua Wolcott was appointed as our Chief Financial Officer and as one of our directors. On November 19, 2002, Mr. Wolcott purchased 1,500,000 pre-split shares of common stock from Mr. Ramsay, our former officer and director. As a result of that transaction, Mr. Wolcott directly and personally became the owner of 3,900,000 post-split shares of our common stock. Mr. Wolcott is also the President and a majority shareholder of Barrington Gap, Inc., a Colorado corporation, which owns 2,650,000 post-split shares, and whose assets we acquired on November 27, 2002.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Maximum Dynamics so as to make an informed investment decision. More specifically, Maximum Dynamics had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Maximum Dynamics' securities.

EXHIBITS

EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           ------------------------------------------------------   -----------------------------------------------
 3.1                  Articles of Incorporation                                Incorporated by reference to Exhibit 3.1 to
                                                                               the Registration Statement on Form SB-2 filed
                                                                               with the SEC on February 25, 2002.

 3.2                  Bylaws                                                   Incorporated by reference to Exhibit 3.2 to
                                                                               the Registration Statement on Form SB-2 filed
                                                                               with the SEC on February 25, 2002.

 5.1                  Opinion re: Legality                                     Incorporated by reference to Exhibit 5.1 to
                                                                               Form SB-2 filed with the SEC on June 29, 2004

 10.1                 Licensing Agreement with Europa Global, Inc.             Incorporated by reference to Exhibit 10.1 to
                                                                               Amendment No. 1 to the Registration Statement
                                                                               on Form SB-2 filed with the SEC on April 12,
                                                                               2002.

10.2                  Agreement with Barrington Gap, Inc.                      Incorporated by reference to Exhibit 10.2 to
                                                                               Amendment No. 1 to the Registration Statement
                                                                               on Form SB-2 filed with the SEC on April 12,
                                                                               2002.

10.3                  Asset Purchase Agreement dated as of December 10, 2002   Incorporated by reference to Exhibit 2.1 to
                      between the Company and the shareholders of the          Form 8-K/A filed with the SEC on January 7,
                      Mini-Cap Sector                                          2003.

10.4                  Acquisition Agreement dated as of September 18, 2003     Incorporated by reference to Exhibit 10.1 to
                      between the Company and Unilogic Solutions (Pty), Ltd.   Form 8-K/A filed with the SEC on September 25,
                                                                               2003.

10.5                  Standby Equity Distribution Agreement dated as of        Incorporated by reference to Exhibit 4.1 of
                      April 22, 2004 between Cornell Capital Partners and      the Company's Form 10-QSB filed with the SEC
                      the Company                                              on May 24, 2004.

10.6                  Securities Purchase Agreement dated as of April 22,      Incorporated by reference to Exhibit 10.6 to
                      2004 between Cornell Capital Partners and the Company    Form SB-2 filed with the SEC on June 29, 2004

10.7                  Form of Convertible Debenture dated as of April 22,      Incorporated by reference to Exhibit 10.7 to
                      2004 between Cornell Capital Partners and the Company    Form SB-2 filed with the SEC on June 29, 2004

10.8                  Registration Rights Agreement dated as of April 22,      Incorporated by reference to Exhibit 10.8 to
                      2004 between Cornell Capital Partners and the Company    Form SB-2 filed with the SEC on June 29, 2004

10.9                  Security Agreement dated as of April 22, 2004 between    Incorporated by reference to Exhibit 10.9 to
                      Cornell Capital Partners and the Company                 Form SB-2 filed with the SEC on June 29, 2004

10.10                 Acquisition Agreement between Maximum Dynamics, Inc.     Incorporated by reference to Exhibit 10.10 of
                      and E-SAP Project Management and Consulting (Pty),       the Company's Form 10-QSB filed with the SEC
                      Ltd. dated March 4, 2004.                                on May 24, 2004.

10.11                 Employment Agreement dated as of October 8, 2002         Incorporated by reference to Exhibit 10.11 to
                      between Eric Majors and the Company                      Form SB-2 filed with the SEC on June 29, 2004

EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           ------------------------------------------------------   -----------------------------------------------
10.12                 Employment Agreement dated as of October 8, 2002         Incorporated by reference to Exhibit 10.12 to
                      between Paul Stabnow and the Company                     Form SB-2 filed with the SEC on June 29, 2004

10.13                 Employment Agreement dated as of October 8, 2002         Incorporated by reference to Exhibit 10.13 to
                      between the Company and Joshua Wolcott                   Form SB-2 filed with the SEC on June 29, 2004

10.14                 Pilot Project Agreement between TagNet South Africa      Incorporated by reference to Exhibit 10.14 to
                      (Pty), Ltd and National United Local and Long Distance   Form SB-2 filed with the SEC on June 29, 2004
                      Taxi Association (NULLDTA) dated ___

10.15                 Strategic Partnership Agreement between Maximum          Incorporated by reference to Exhibit 10.15 to
                      Dynamics, Inc. and Intebol dated May 31, 2004            Form SB-2 filed with the SEC on June 29, 2004

10.16                 Acquisition Agreement between Maximum Dynamics, Inc.     Incorporated by reference to Exhibit 10.16 to
                      and Maseco Denmark A/S dated October 31, 2003            Form SB-2 filed with the SEC on June 29, 2004

10.17                 Memorandum of Understanding between Maximum Dynamics,    Incorporated by reference to Exhibit 10.17 to
                      Inc. and FutureLoad dated February 29, 2004.             Form SB-2 filed with the SEC on June 29, 2004

10.18                 M.POS Agreement                                          Incorporated by reference to Exhibit 10.18 to
                                                                               Form SB-2/A filed with the United States Securities
                                                                               and Exchange Commission on August 24, 2004

23.1                  Consent of Independent Public Accountants                Provided herewith

23.2                  Consent of Legal Counsel                                 Incorporated by reference in Exhibit 5.1 of
                                                                               this filing

UNDERTAKINGS

         The undersigned registrant hereby undertakes:

             (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

             (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on August 25, 2004.

                                     MAXIMUM DYNAMICS, INC.

                                     By: /s/ Eric Majors
                                        ----------------------------
                                        Name:  Eric Majors
                                        Title: President, Secretary and Director
                                               (Principal Executive Officer)


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                    TITLE                                                  DATE
---------                                    -----                                                  ----
/s/ Eric Majors                              President, Secretary and Director (Principal           August 25, 2004
------------------------------------         Executive Officer)
Eric Majors



/s/ Joshua Wolcott                           Treasurer and Director (Principal Accounting           August 25, 2004
------------------------------------         Officer and Chief Financial Officer)
Joshua Wolcott


/s/ Paul Stabnow                             Chief Technology Officer and Director                  August 25, 2004
------------------------------------
Paul Stabnow